                                                                    EXHIBIT 4.3



                                LOAN AGREEMENT

                     $65,000,000 REVOLVING LOAN FACILITY

                          DATED AS OF MARCH 17, 1994

                                    AMONG

                          SMITH INTERNATIONAL, INC.,
                                 AS BORROWER;

                  TEXAS COMMERCE BANK NATIONAL ASSOCIATION,
                           AS AGENT AND AS A BANK,

                                     AND

                       THE OTHER BANKS NOW OR HEREAFTER
                                PARTIES HERETO

                               TABLE OF CONTENTS

                                                                                           Page
                                                                                           ----
1.       Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.1      Certain Defined Terms   . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.2      Miscellaneous   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

2.       Commitments and Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         2.1      Loans   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         2.2      Letters of Credit   . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         2.3      Terminations or Reductions of Loan Commitments  . . . . . . . . . . . . .  21
         2.4      Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         2.5      Several Obligations   . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         2.6      Notes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         2.7      Use of Proceeds   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

3.       Borrowings, Payments and Prepayments . . . . . . . . . . . . . . . . . . . . . . .  22
         3.1      Borrowings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         3.2      Prepayments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

4.       Payments; Pro Rata Treatment; Computations, Etc. . . . . . . . . . . . . . . . . .  23
         4.1      Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         4.2      Pro Rata Treatment  . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         4.3      Certain Actions, Notices, Etc.  . . . . . . . . . . . . . . . . . . . . .  24
         4.4      Non-Receipt of Funds by the Agent   . . . . . . . . . . . . . . . . . . .  25
         4.5      Sharing of Payments, Etc.   . . . . . . . . . . . . . . . . . . . . . . .  26
         4.6      Replacement of Banks  . . . . . . . . . . . . . . . . . . . . . . . . . .  26

5.       Conditions Precedent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         5.1      Initial Loans and Letters of Credit   . . . . . . . . . . . . . . . . . .  27
         5.2      All Loans and Letters of Credit   . . . . . . . . . . . . . . . . . . . .  28

6.       Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         6.1      Organization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         6.2      Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         6.3      Enforceable Obligations; Authorization  . . . . . . . . . . . . . . . . .  30
         6.4      Other Debt  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         6.5      Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         6.6      Title   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         6.7      Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         6.8      Regulations U and X   . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         6.9      Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         6.10     No Untrue or Misleading Statements  . . . . . . . . . . . . . . . . . . .  31
         6.11     ERISA   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

         6.12     Investment Company Act  . . . . . . . . . . . . . . . . . . . . . . . . .  31
         6.13     Public Utility Holding Company Act  . . . . . . . . . . . . . . . . . . .  31
         6.14     Solvency  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         6.15     Fiscal Year   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         6.16     Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         6.17     Environmental Matters   . . . . . . . . . . . . . . . . . . . . . . . . .  32

7.       Affirmative Covenants. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         7.1      Taxes, Existence, Regulations, Property, Etc.   . . . . . . . . . . . . .  33
         7.2      Financial Statements and Information  . . . . . . . . . . . . . . . . . .  33
         7.3      Financial Tests   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         7.4      Inspection  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         7.5      Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         7.6      Books and Records   . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         7.7      Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         7.8      Notice of Certain Matters   . . . . . . . . . . . . . . . . . . . . . . .  35
         7.9      Capital Adequacy  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         7.10     ERISA Information and Compliance  . . . . . . . . . . . . . . . . . . . .  36

8.       Negative Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         8.1      Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         8.2      Liens   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         8.3      Contingent Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . .  39
         8.4      Mergers, Consolidations and Dispositions and Acquisitions of Assets   . .  39
         8.5      Nature of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         8.6      Transactions with Related Parties   . . . . . . . . . . . . . . . . . . .  40
         8.7      Investments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         8.8      Purchase Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         8.9      Organizational Documents  . . . . . . . . . . . . . . . . . . . . . . . .  40
         8.10     Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         8.11     Notice of Asset Sales   . . . . . . . . . . . . . . . . . . . . . . . . .  40
         8.12     No Restriction on Payment of Dividends  . . . . . . . . . . . . . . . . .  40
         8.13     Operating Leases  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

9.       Defaults . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         9.1      Events of Default   . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         9.2      Right of Setoff   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         9.3      Collateral Account  . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         9.4      Preservation of Security for Unmatured Reimbursement Obligations  . . . .  44
         9.5      Remedies Cumulative   . . . . . . . . . . . . . . . . . . . . . . . . . .  45

10.      The Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         10.1     Appointment, Powers and Immunities  . . . . . . . . . . . . . . . . . . .  45
         10.2     Reliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         10.3     Defaults  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

         10.4     Rights as a Bank  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         10.5     Indemnification   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         10.6     Non-Reliance on Agent and Other Banks   . . . . . . . . . . . . . . . . .  48
         10.7     Failure to Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         10.8     Resignation or Removal of Agent   . . . . . . . . . . . . . . . . . . . .  48
         10.9     No Partnership  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49

11.      Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         11.1     Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         11.2     Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         11.3     Expenses, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         11.4     Indemnification   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         11.5     Amendments, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         11.6     Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . .  52
         11.7     Limitation of Interest  . . . . . . . . . . . . . . . . . . . . . . . . .  54
         11.8     Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         11.9     Captions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         11.10    Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         11.11    Governing Law   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         11.12    Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         11.13    Tax Forms   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         11.14    Venue   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         11.15    Confidential Information  . . . . . . . . . . . . . . . . . . . . . . . .  56

SCHEDULES

         1 -- Interest Rate Agreement

EXHIBITS

         A -- Request for Extension of Credit
         B -- Borrowing Base Certificate
         C -- Note
         D -- Assignment and Acceptance
         E -- Compliance Certificate
         F -- Subsidiaries
         G -- Litigation
         H -- Borrowed Money Indebtedness
         I -- Liens
         J -- Certain Long-Term Leases
         K -- Certain M-I Consents

                                 LOAN AGREEMENT


         THIS LOAN AGREEMENT is made and entered into as of March 17, 1994 (the "Effective Date"), by and among SMITH INTERNATIONAL, INC., a Delaware corporation (the "Borrower"); each of the banks which is or may from time to time become a party hereto in accordance with Section 11.6 hereof (individually, a "Bank" and, collectively, the "Banks"), and TEXAS COMMERCE BANK NATIONAL ASSOCIATION ("TCB"), a national banking association, as agent for the Banks (in such capacity, together with its successors in such capacity, the "Agent").

         The parties hereto agree as follows:

1.       Definitions.

         1.1     Certain Defined Terms.

         Unless a particular term, word or phrase is otherwise defined or the context otherwise requires, capitalized terms, words and phrases used herein or in the Loan Documents (as hereinafter defined) have the following meanings (all definitions that are defined in this Agreement in the singular to have the same meanings when used in the plural and vice versa):

         Accounts and Inventory shall have the respective meanings assigned to them in the Texas Business and Commerce Code in force on the Effective Date.

         Affiliate shall mean any Person controlling, controlled by or under common control with any other Person. For purposes of this definition, "control" (including "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or otherwise.

         Agreement shall mean this Loan Agreement, as it may from time to time be amended, modified, restated or supplemented.

         Annual Financial Statements shall mean the annual financial statements of a Person, including all notes thereto, which statements shall include a balance sheet as of the end of such fiscal year and an income statement and, except with respect to Annual Financial Statements of SII Megadiamond, Inc., a statement of cash flows for such fiscal year, all setting forth in comparative form the corresponding figures from the previous fiscal year, all prepared in conformity with GAAP. Whenever the Annual Financial Statements are required to be audited, they shall be accompanied by (i) a report and opinion of independent certified public accountants of recognized national standing satisfactory to the Agent, which shall state that such financial statements, in the opinion of such accountants, present fairly the financial position of such

Person as of the date thereof and the results of its operations for the period covered thereby in conformity with GAAP, and without expressing any doubt as to such Person's ability to continue as a going concern and (ii) a certificate of such accountants that in making their audit, such accountants did not become aware of any Default or, if in the opinion of such accountant any such Default exists, a description of the nature and status thereof. Whenever the Annual Financial Statements are to be unaudited, they shall be certified by the chief financial officer, treasurer, or other authorized officer of the applicable Person as complete and correct copies which present fairly the consolidated financial condition of the applicable Person. Annual Financial Statements shall be prepared on a consolidated basis.

         Applications shall mean all applications and agreements for Letters of Credit, or similar instruments or agreements, in Proper Form, now or hereafter executed by any Person in connection with any Letter of Credit now or hereafter issued or to be issued under the terms hereof at the request of any Person.

         Assignment and Acceptance shall have the meaning ascribed to such term inSection 11.6 hereof.

         Bankruptcy Code shall mean the United States Bankruptcy Code, as amended, and any successor statute.

         Borrowed Money Indebtedness shall mean, with respect to any Person, without duplication, (a) all Indebtedness of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, (b) all Indebtedness of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all Indebtedness of such Person upon which interest charges are customarily paid, (d) all Indebtedness of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person, (e) all Indebtedness of such Person issued or assumed as the deferred purchase price of property or services (excluding Indebtedness of such Person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such Person's business), (f) all Capital Lease Obligations, (g) all Indebtedness of others secured by any lien on property or assets owned or acquired by such Person, whether or not the Indebtedness secured thereby have been assumed, (h) all outstanding letters of credit issued for the account of such Person and (i) all guarantees of Borrowed Money Indebtedness of other Persons.

         Borrowing Base shall mean, as at any date, the amount of the Borrowing Base shown on the Borrowing Base Certificate then most recently delivered pursuant to Section 7.2 hereof, determined by calculating the amount equal to:

         (i) 80% of the aggregate amount of the Eligible Accounts of the Borrower at said date, plus

         (ii) 40% of the aggregate amount of Eligible Inventory of the Borrower at said date (determined at the lower of cost or market on a consistent basis).

In the absence of a current Borrowing Base Certificate, the Agent shall determine the Borrowing Base from time to time in its reasonable discretion, taking into account all information reasonably available to it, and the Borrowing Base from time to time so determined shall be the Borrowing Base for all purposes of this Agreement until a current Borrowing Base Certificate, in Proper Form, is furnished to and accepted by the Agent.

         Borrowing Base Certificate shall mean a certificate, duly executed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower, appropriately completed and in substantially the form of Exhibit B hereto. Each Borrowing Base Certificate shall be effective only as accepted by the Agent (and with such revisions based on the terms and provisions of this Agreement, if any, as the Agent may reasonably require--to the extent any such determination of the Borrowing Base is not in accordance with the terms of this Agreement--as a condition to such acceptance).

         Business Day shall mean any day other than a day on which commercial banks are authorized or required to close in Houston, Texas, Los Angeles, California or Pittsburgh, Pennsylvania.

         Capital Expenditures shall mean expenditures in respect of fixed or capital assets by a Person, including the capital portion of lease payments made in respect of Capital Lease Obligations, but excluding expenditures for the restoration, repair or replacement of any fixed or capital asset which was destroyed or damaged, in whole or in part, to the extent financed by the proceeds of an insurance policy maintained by such Person and less the amount of disposals by the applicable Person of rental tool equipment in the ordinary course of business. Expenditures in respect of replacements and maintenance consistent with the business practices of such Person in respect of plant facilities, machinery, fixtures and other like capital assets utilized in the ordinary course of business are not Capital Expenditures to the extent such expenditures are not capitalized in preparing a balance sheet of such Person in accordance with GAAP.

         Capital Lease Obligations shall mean, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board, as amended) and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP (including such Statement No. 13). Capital Lease Obligations shall not include the interest component of any applicable rental payment.

         Cash Taxes shall mean, with respect to any period, all cash payments actually made during such period on account of income or franchise taxes.

         Ceiling Rate shall have the meaning assigned to it in the Interest Rate Agreement.

         Change of Control shall mean a change resulting when any Unrelated Person or any Unrelated Persons acting together which would constitute a Group together with any Affiliates or Related Persons thereof (in each case also constituting Unrelated Persons) shall at any time either (i) Beneficially Own more than 50% of the aggregate voting power of all classes of Voting Stock of the Borrower or (ii) succeed in having sufficient of its or their nominees elected to the Board of Directors of the Borrower such that such nominees, when added to any existing director remaining on the Board of Directors of the Borrower after such election who is an Affiliate or Related Person of such Person or Group, shall constitute a majority of the Board of Directors of the Borrower. As used herein (a) "Beneficially Own" means "beneficially own" as defined in Rule 13d-3 of the United States Securities Exchange Act of 1934, as amended, or any successor provision thereto; provided, however, that, for purposes of this definition, a Person shall not be deemed to Beneficially Own securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person's Affiliates until such tendered securities are accepted for purchase or exchange; (b) "Group" means a "group" for purposes of Section 13(d) of the United States Securities Exchange Act of 1934, as amended; (c) "Unrelated Person" means at any time any Person other than the Borrower or any of its Subsidiaries and other than any trust for any employee benefit plan of the Borrower or any of its Subsidiaries; (d) "Related Person" of any Person shall mean any other Person owning (1) 5% or more of the outstanding common stock of such Person or (2) 5% or more of the Voting Stock of such Person; and (e) "Voting Stock" of any Person shall mean capital stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

         Code shall mean the Internal Revenue Code of 1986, as amended, as now or hereafter in effect, together with all regulations, rulings and interpretations thereof or thereunder by the Internal Revenue Service.

         Collateral shall mean all Property, tangible or intangible, real, personal or mixed, now or hereafter subject to a Lien in favor of the Agent or any of the Banks securing the Obligations (or any part thereof).

         Compliance Certificate shall have the meaning given to it in Section
7.2 hereof.

         Controlled Group shall mean all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

         Corporation shall mean corporations, partnerships, joint ventures, joint stock associations, business trusts and other business entities.

         Cover for Letter of Credit Liabilities shall be effected by paying to the Agent immediately available funds, to be held by the Agent in a collateral account maintained by the Agent at its Principal Office and collaterally assigned as security by the Borrower for the financial accommodations extended pursuant to this Agreement using documentation satisfactory to the Agent, in the amount required by any applicable provision hereof. Such amount shall be retained by the Agent in such collateral account until such time as in the case of the Cover being provided pursuant to Sections 2.2(a) or 9.3 hereof, the applicable Letter of Credit shall have expired and the Reimbursement Obligations, if any, with respect thereto shall have been fully satisfied; provided, however, that at such time if a Default or Event of Default has occurred and is continuing, the Agent shall not be required to release such amount in such collateral account.

         Current Assets, to the extent permitted by and as determined in accordance with GAAP, shall include all (1) cash on hand or in transit or on deposit in any bank or trust company which has not suspended business; (2) Permitted Investments (valued at not more than cost or current market value, whichever is lower); (3) inventories of raw materials and supplies, or work or materials in process and of finished products, all valued at not in excess of cost or current market value, whichever is lower; and (4) such other assets as, in accordance with GAAP, would be included in "current assets"; all after deduction of adequate reserves in each case where a reserve is proper under GAAP; provided, that, notwithstanding the foregoing, in computing Current Assets there shall be excluded (a) all Investments other than those permitted to be included in this definition by clause (2) hereof, (b) all franchises, licenses, permits, patents, patent applications, copyrights, trademarks, trade names, good will, experimental or organizational expense and other like intangibles, (c) any assets which are pledged or encumbered as security for or for the purpose of paying any obligation (other than the Loans or the other obligations hereunder) which is not included in Current Liabilities, (d) all loans, advances and other receivables from officers, stockholders, directors or employees, and (e) all prepaid items and expenses.

         Current Liabilities means, on any date, all Indebtedness other than Funded Indebtedness and, without limitation, shall include all (1) Indebtedness maturing on demand or within one year after the date as of which such determination is made, (2) final maturities and prepayments of Indebtedness and sinking fund payments required to be made in respect of any Indebtedness within one year after said date, (3) taxes payable or accrued as estimated and deferred income taxes due for the fiscal year in which such determination is made arising from differences in reporting depreciation and other non-cash charges for tax purposes and for corporate financial purposes, (4) Indebtedness owing to any employee, officer, director or stockholder of the Person with respect to whom the computation of Current Liabilities is being made or any Affiliate of such Person, (5) accrued liabilities (including the interest component of any rental payments to be made under capital leases within one year of said date), (6) payments required to be made with respect to Capital Lease Obligations within one year of said date, and (7) all other items which in accordance with GAAP would be included as current liabilities.

         Current Ratio means, as of any day, the ratio of Current Assets to Current Liabilities.

         Debt to Total Capitalization Ratio shall mean, as of any day, the ratio of (a) interest bearing Indebtedness (including Indebtedness bearing imputed interest as a result of having been issued at a discount and including the principal component of Capital Lease Obligations) to (b) the sum of (i) such interest bearing Indebtedness plus (ii) stockholders' equity. For purposes of this definition, the term "Indebtedness" shall not include intercompany debt which is held by the Borrower or a Subsidiary of Borrower.

         Default shall mean an Event of Default or an event which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

         Dollars and $ shall mean lawful money of the United States of America.

         EBITDA shall mean, without duplication, for any period the sum of (a) Net Income after taxes and (b) the sum of (i) Interest Expense for such period,
(ii) income taxes deducted in determining such Net Income, (iii) amortization of goodwill and other non-cash expenses and intangibles (including, without limitation, deferred financing costs and debt discount) deducted in determining such Net Income and (iv) depreciation, depletion and obsolescence of Property, in each case, determined in accordance with GAAP. For all periods through the end of the third fiscal quarter of the Borrower's fiscal year 1994, in calculating EBITDA of the Borrower there shall also be added the special charge in the amount of $19,900,000 related to settlement of certain litigation recorded by the Borrower for the third quarter of its fiscal year 1993.

         Eligible Accounts shall mean, as at any date of determination thereof, each Account of the Borrower or its Subsidiaries which is at said date payable to the Borrower or its applicable Subsidiary and which complies with the following requirements: (a) the subject goods have been sold to an account debtor on an absolute sale basis on open account and not on consignment, on approval or on a "sale or return" basis or subject to any other repurchase or return agreement and no material part of the subject goods has been returned, rejected, lost or damaged, the Account is not evidenced by chattel paper or an instrument of any kind and said account debtor is not insolvent or the subject of any bankruptcy or insolvency proceedings of any kind; (b) it is a valid obligation of the account debtor thereunder and is not subject to any offset (other than non-material offsets already deducted in calculating Eligible Accounts) or other defense on the part of such account debtor or to any claim on the part of such account debtor denying liability thereunder (other than non-material claims already deducted in calculating Eligible Accounts); (c) it is subject to no Lien whatsoever; (d) it is evidenced by an invoice submitted to the account debtor in timely fashion and in the normal course of business;
(e) it has not remained unpaid beyond 90 days after the date of the invoice with respect to Accounts of U.S. account debtors or 120 days after the date of the invoice with respect to Accounts of non-U.S. account debtors;

(f) it does not arise out of transactions with an employee, officer, agent, director or stockholder of the Borrower or any Affiliate of the Borrower; (g) not more than 20% of the Accounts of the applicable account debtor or any of its Affiliates fail to satisfy all of the requirements of an "Eligible Account", and (h) inclusion of the applicable Account does not cause the total Eligible Accounts with respect to the applicable account debtor and its Affiliates, in the aggregate, to exceed 10% of the total Eligible Accounts. In the event of any dispute under the foregoing criteria, about whether an Account is or has ceased to be an Eligible Account, the decision of the Agent, made in good faith, shall be conclusive and binding, absent manifest error.

         Eligible Inventory shall mean, as at any date of determination thereof, Inventory of the Borrower or its Subsidiaries and which complies with the following requirements: (a) such Inventory shall be valued in accordance with GAAP and consist of eligible raw materials and finished goods; (b) it is in good condition, meets all standards imposed by any Governmental Authority having regulatory authority over it, its use and/or sale and is either currently usable or currently salable in the normal course of business of the Borrower or its applicable Subsidiary, and (c) it is not in the possession or control of any warehouseman, bailee, or any agent or processor for or customer of the Borrower or, if it is, such warehouseman, bailee, agent, processor or customer has waived and released any Lien it may claim therein. In the event of any dispute under the foregoing criteria, about whether a portion of Inventory is or has ceased to be Eligible Inventory, the decision of the Agent, made in good faith, shall be conclusive and binding, absent manifest error.

         Environmental Claim means any third party (including Governmental Authorities and employees) action, lawsuit, claim or proceeding (including claims or proceedings at common law or under the Occupational Safety and Health Act or similar laws relating to safety of employees) which seeks to impose liability for (i) noise; (ii) pollution or contamination of the air, surface water, ground water or land or the clean-up of such pollution or contamination;
(iii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation; (iv) exposure to Hazardous Substances; (v) the safety or health of employees or (vi) the manufacture, processing, distribution in commerce or use of Hazardous Substances. An "Environmental Claim" includes, but is not limited to, a common law action, as well as a proceeding to issue, modify or terminate an Environmental Permit, or to adopt or amend a regulation to the extent that such a proceeding attempts to redress violations of an applicable permit, license, or regulation as alleged by any Governmental Authority.

         Environmental Liabilities includes all liabilities arising from any Environmental Claim, Environmental Permit or Requirement of Environmental Law under any theory of recovery, at law or in equity, and whether based on negligence, strict liability or otherwise, including but not limited to: remedial, removal, response, abatement, investigative, monitoring, personal injury and damage to property or injuries to persons, and any other related costs, expenses, losses, damages, penalties, fines, liabilities and obligations, and all costs and expenses necessary to cause the issuance, reissuance or renewal of any Environmental Permit including reasonable attorneys' fees and court costs.

         Environmental Permit means any permit, license, approval or other authorization under any applicable Legal Requirement relating to pollution or protection of health or the environment, including laws, regulations or other requirements relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or hazardous substances or toxic materials or wastes into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or Hazardous Substances.

         ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and all rules, regulations, rulings and interpretations adopted by the Internal Revenue Service or the U.S. Department of Labor thereunder.

         Event of Default shall have the meaning assigned to it inSection 9 hereof.

         Federal Funds Rate shall have the meaning assigned to it in the Interest Rate Agreement.

         Fixed Charge Coverage Ratio shall mean, as of any day, the ratio of
(a) EBITDA for the preceding four (4) fiscal quarter period less Cash Taxes for such immediately preceding four (4) fiscal quarter period plus or minus, as the case may be, net cash received from or paid to M-I during such period, to (b) the Fixed Charges for the immediately preceding four (4) fiscal quarter period.

         Fixed Charges shall mean (without duplication), for any period, (a) scheduled principal payments during such period with respect to Borrowed Money Indebtedness (excluding any principal payments made to reduce any of the Obligations), plus (b) payments made or scheduled to be made during such period with respect to Capital Lease Obligations, plus (c) Interest Expense paid or scheduled to be paid during such period, plus (d) Capital Expenditures made during such period.

         Funded Indebtedness shall mean all Borrowed Money Indebtedness which by its terms matures more than one year from the date as of which any calculation of Funded Indebtedness is made, and any Borrowed Money Indebtedness maturing within one year from such date which is renewable at the option of the obligor to a date beyond one year from such date.

         GAAP shall mean, as to a particular Person, such accounting practice as, in the opinion of the independent certified public accountants of recognized national standing regularly retained by such Person and acceptable to the Agent, conforms at the time to generally accepted accounting principles, consistently applied. GAAP means those principles and practices (a) which are recognized as such by the Financial Accounting Standards Board; (b) which are applied for all periods after the Effective Date in a manner consistent with the manner in which such principles and practices were applied to the most recent audited financial statements of the relevant Person furnished to the Agent, and (c) which are consistently applied for all periods after the Effective Date so as to present fairly the financial condition, and results of operations and changes in financial position, of such Person. If any change in any accounting principle or practice is required by the Financial Accounting Standards Board in order for such principle or practice to continue as a GAAP or practice, all reports and financial statements required hereunder may be prepared in accordance with such change only after written notice of such change is given to the Agent.

         Governmental Authority shall mean any foreign governmental authority, the United States of America, any State of the United States and any political subdivision of any of the foregoing, and any central bank, agency, department, commission, board, bureau, court or other tribunal having jurisdiction over the Agent, any Bank, the Borrower, any of the Borrower's Subsidiaries, the Guarantor or their respective Property.

         Guaranties mean those two (2) certain guaranties dated concurrently herewith executed by the respective Guarantors in favor of the Agent.

         Guarantors means SII Megadiamond, Inc., a Delaware corporation and Smith International Acquisition Corp., a Delaware corporation, each a wholly owned Subsidiary of the Borrower.

         Hazardous Substance shall mean petroleum products, and any hazardous or toxic waste or substance defined or regulated as such from time to time by any law, rule, regulation or order described in the definition of "Requirements of Environmental Law".

         Indebtedness shall mean and include with respect to any Person (a) all items which in accordance with GAAP would be included on the liability side of a balance sheet of such Person on the date as of which Indebtedness is to be determined (excluding capital stock, surplus, surplus reserves and deferred credits); (b) all guaranties, letter of credit contingent reimbursement obligations, endorsements and other contingent obligations in respect of, or any obligations to purchase or otherwise acquire, Indebtedness of others, and
(c) all Indebtedness secured by any Lien existing on any interest of such Person in Property owned subject to such Lien whether or not the Indebtedness secured thereby shall have been assumed; provided, that the term "Indebtedness" shall not mean or include any Indebtedness in respect of which monies sufficient to pay and discharge the same in full (either on the expressed date of maturity thereof or on such earlier date as such Indebtedness may be duly called for redemption and payment) shall be deposited, in a manner and with a depository, agency or trustee reasonably acceptable to the Agent, in trust for the payment thereof. "Indebtedness" shall not include trade payables and expense accruals incurred in the ordinary course of the applicable Person's business provided that such payables have not remained unpaid for a period of ninety (90) days after the same became due.

         Interest Expense shall mean, for any period, the sum of (a) the cash interest payments by an obligor made or accrued in accordance with GAAP during such period in connection with all of its interest-bearing Indebtedness and (b) the interest component of any Capital Lease Obligations.

         Interest Payment Dates shall have the meaning assigned to it in the Interest Rate Agreement.

         Interest Rate Agreement shall mean the Interest Rate Agreement attached hereto as Schedule 1, as it may from time to time be amended, modified, restated or supplemented.

         Investment shall mean the purchase or other acquisition of any securities or Indebtedness of, or the making of any loan, advance, transfer of Property or capital contribution to, or the incurring of any liability, contingently or otherwise, in respect of the Indebtedness of, any Person. "Investments" shall not include (i) deposits with financial institutions available for withdrawal on demand or (ii) the creation of Accounts in the ordinary course of business or (iii) investments in the capital stock of Subsidiaries.

         Issuer shall mean the issuer (or, where applicable, each issuer) of a Letter of Credit under this Agreement.

         Legal Requirement shall mean any applicable law, statute, ordinance, decree, requirement, order, judgment, rule, or regulation (or interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority, whether presently existing or arising in the future binding on the applicable Person.

         Letter of Credit shall have the meaning assigned to such term in
Section 2.2 hereof.

         Letter of Credit Liabilities shall mean, at any time and in respect of any Letter of Credit, the sum of (i) the amount available for drawings under such Letter of Credit plus (ii) the aggregate unpaid amount of all Reimbursement Obligations at the time due and payable in respect of previous drawings made under such Letter of Credit. For the purpose of determining at any time the amount described in clause (i), in the case of any Letter of Credit payable in a currency other than Dollars, such amount shall be converted by the Agent to Dollars by any reasonable method, and such converted amount shall be conclusive and binding, absent manifest error.

         Lien shall mean, with respect to any Property, any mortgage, pledge, charge, encumbrance, security interest, collateral assignment or other lien or restriction of any kind, whether based on common law, constitutional provision, statute or contract upon such Property, and shall include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions and other title exceptions.

         Loan shall mean a loan made pursuant to Section 2.1 hereof.

         Loan Availability Period shall mean the period from and including the Effective Date to (but not including) the Termination Date.

         Loan Commitment shall mean, as to any Bank, the obligation, if any, of such Bank to make Loans and incur Letter of Credit Liabilities in an aggregate principal amount at any one time outstanding up to (but not exceeding) the amount, if any, set forth opposite such Bank's name on the signature pages hereof under the caption "Loan Commitment", or otherwise provided for in an Assignment and Acceptance Agreement (as the same may be reduced from time to time pursuant to Section 2.3 hereof).

         Loan Commitment Percentage shall mean, as to any Bank, the percentage equivalent of a fraction the numerator of which is the amount of such Bank's Loan Commitment and the denominator of which is the aggregate amount of the Loan Commitments of all Banks.

         Loan Documents shall mean, collectively, this Agreement, the Notes, the Interest Rate Agreement, the Guaranties, all Applications, that certain Letter Agreement dated February 15, 1994 executed by and between the Agent and the Borrower, all instruments, certificates and agreements now or hereafter executed or delivered to the Agent or any Bank pursuant to any of the foregoing or in connection with the Obligations or any commitment regarding the Obligations or securing or guaranteeing any part of the Obligations, and all amendments, modifications, renewals, extensions, increases and rearrangements of, and substitutions for, any of the foregoing.

         Long-Term Lease shall mean any lease of real or personal property (other than a capital lease) having an original term, including any period for which the lease may be renewed or extended at the option of the lessor, of more than three years; provided that for purposes of any computation pursuant to
Section 8.13, there shall be excluded any Long-Term Lease described on Exhibit J hereto which has a term, including any period for which any such Long-Term Lease may be renewed or extended at the option of the lessor or the lessee, expiring on or prior to December 31, 1995.

         Majority Banks shall mean Banks having greater than 66-2/3% of the aggregate amount of Loan Commitments.

         Material Subsidiary shall mean each of the Guarantors, M-I and each other Subsidiary of the Borrower with assets comprising 5% or more of the aggregate fair market value of all assets of Borrower and its Subsidiaries on a consolidated basis or with a Tangible Net Worth comprising 5% or more of the Tangible Net Worth of Borrower and its Subsidiaries on a consolidated basis. The Material Subsidiaries as of the Effective Date are designated on Exhibit F hereto.

         Material Adverse Effect shall mean (a) materially adverse effect on the business, assets, operations or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole, (b) material impairment of the ability of Borrower or either of the Guarantors to perform any of its respective obligations under any Loan Document to which it is a party or (c) material impairment of the rights or benefits available to the Agent or any of the Banks under any Loan Document.

         Maturity Date shall mean the maturity of the Notes, March 31, 1997, as the same may hereafter be accelerated pursuant to the provisions of any of the Loan Documents.

         Maximum Loan Available Amount shall mean, at any date, an amount equal to the lesser of (i) the aggregate of the Loan Commitments or (ii) the Borrowing Base.

         M-I shall mean M-I Drilling Fluids Company, L.L.C., a Delaware limited liability company, owned on the date hereof 64% by the Borrower and 36% by Halliburton Company, a Delaware corporation.

         M-I Drilling Facility shall mean the facility or facilities contemplated by that certain Loan Agreement executed or to be executed by and among TCB, as agent, the Banks and M-I.

         Net Income shall mean gross revenues less all expenses and other proper charges, all determined in accordance with GAAP; provided, that there shall not be included in such revenues (a) any equity in the undistributed earnings of any Person which is not a Subsidiary; (b) any gains resulting from the write-up of assets; (c) any proceeds of any life insurance policy, or (d) any gain or loss which is classified as "extraordinary" in accordance with GAAP; and provided further, that capital gains may be included in revenues only to the extent of capital losses.

         1994 Note Agreements shall mean those certain Note Agreements dated concurrently herewith executed by and between the Borrower and certain Persons providing for the issuance of promissory notes of the Borrower in the aggregate principal amount of $40,000,000.

         Notes shall having the meaning assigned to such term in Section 2.6 hereof.

         Obligations shall mean, as at any date of determination thereof, the sum of the following: (i) the aggregate principal amount of Loans outstanding hereunder, plus (ii) the aggregate amount of the Letter of Credit Liabilities hereunder, plus (iii) all other liabilities, obligations and indebtedness of any Party under any Loan Document.

         Organizational Documents shall mean, with respect to a Corporation, the certificate of incorporation, articles of incorporation and bylaws of such Corporation; with respect to a partnership, the partnership agreement establishing such partnership; with respect to a joint venture, the joint venture agreement establishing such joint venture, and with respect to a trust, the instrument establishing such trust; in each case including any and all modifications thereof as of the date of the Loan Document referring to such Organizational Document and any and all future modifications thereof.

         Parties shall mean all Persons other than the Agent or any Bank executing any Loan Document.

         Past Due Rate shall mean, on any day, a rate per annum equal to the lesser of (i) the Ceiling Rate for that day or (ii) the Base Rate (as defined in the Interest Rate Agreement) plus three percent (3%) per annum.

         PBGC shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

         Permitted Investments shall mean:

                 (i) direct obligations of the United States of America or any agency thereof, or obligations guaranteed by the United States of America or any agency thereof, in each case maturing within one year from the date of creation thereof;

                 (ii) commercial paper of a Bank or such Bank's holding company or of any other bank or bank holding company which, on the date of such Investment, is given a credit rating of at least A2 by Moody's Investors Service, Inc. and A by Standard & Poor's Corporation, or of corporations doing business in and incorporated under the laws of the United States or any state thereof which, on the date of such Investment, is given a credit rating of at least A2 by Moody's Investors Service, Inc. and A by Standard & Poor's Corporation, in each case maturing within 270 days from the date of acquisition thereof;

                 (iii) certificates of deposit issued by, money market deposit accounts with, eurodollar deposits through, bankers' acceptances of and repurchase and reverse repurchase agreements covering Investments described in subclause (i) above executed by a Bank or any other bank doing business in and incorporated under the laws of the United States of any state thereof whose deposits are insured through the Federal Deposit Insurance Corporation or any successor thereto and having (either itself or its holding company) on the date of such Investment combined capital, surplus and undivided profits of at least $500,000,000, or any offshore branch of such bank, in each case maturing within one year from the date of acquisition thereof;

                 (iv) certificates of deposit issued by, money market deposit accounts with, eurodollar deposits through, bankers' acceptances of and repurchase and reverse repurchase agreements covering Investments described in subclause (i) above executed by a bank incorporated under the laws of Canada, Japan, Great Britain or any other Western European country which is at the time a member of the OECD and is approved by the Agent (such approval not to be unreasonably withheld) having (either itself or its holding company) on the date of such Investment combined capital, surplus and undivided profits of at least $500,000,000 (or the foreign currency equivalent thereof) and (where rated) whose long-term and short-term bank debt securities are rated (on the date of such Investment therein) not less than A2 by Moody's Investors Service, Inc. and A by Standard & Poor's Corporation, in each case maturing within one (1) year from the date of acquisition thereof;

                 (v) shares of any money market mutual fund rated at least AAA or the equivalent thereof by Standard & Poor's Corporation or at least Aaa or the equivalent thereof by Moody's Investors Service, Inc., including but not limited to any fund managed or advised by any Bank or the Agent;

                 (vi) investments or loans described in the financial statements described in Section 6.2 hereof;

                 (vii) loans or advances in the usual and ordinary course of business to officers, directors and employees for expenses incidental to carrying on the business of the Borrower, any Subsidiary or any applicable Guarantor; and

                 (viii) prepaid expenses of the Borrower, its Subsidiaries and any applicable Guarantor paid in the usual and ordinary course of business of the Borrower, its Subsidiaries and any applicable Guarantor and accounted for in accordance with GAAP.

         Person shall mean any individual, Corporation, trust, unincorporated organization, Governmental Authority or any other form of entity.

         Plan shall mean an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (a) maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group or (b) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which the Borrower or any member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

         Principal Office shall mean the principal office of the Agent, presently located at 712 Main Street, Houston, Harris County, Texas 77002.

         Proper Form shall mean in form and substance reasonably satisfactory to the Agent.

         Property shall mean any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

         Purchase Agreement shall mean that certain Purchase and Sale Agreement dated as of February 28, 1994 executed by and between Smith International Acquisition Corp., a Delaware corporation, and Dresser Industries, Inc., a Delaware corporation.

         Quarterly Dates shall mean the last day of each March, June, September and December, provided that if any such date is not a Business Day, then the relevant Quarterly Date shall be the next succeeding Business Day.

         Quarterly Financial Statements shall mean the quarterly financial statements of a Person, including all notes thereto, which statements shall include a balance sheet as of the end of such calendar quarter and an income statement and, except with respect to Quarterly Financial Statements of SII Megadiamond, Inc., a statement of cash flows for such calendar quarter and for the fiscal year to date, subject to normal year-end adjustments, all setting forth in comparative form the corresponding figures for the corresponding calendar quarter of the preceding year, prepared in accordance with GAAP and certified by the chief financial officer, treasurer or other authorized officer of such Person as complete and correct copies which present fairly the consolidated financial condition of the applicable Person. Quarterly Financial Statements shall be prepared on a consolidated basis.

         Regulatory Change shall mean with respect to any Bank, any change on or after the date of this Agreement in any Legal Requirement (including, without limitation, Regulation D) or the adoption or making on or after such date of any interpretation, directive or request applying to a class of banks including such Bank under any Legal Requirements (whether or not having the force of law) by any Governmental Authority.

         Reimbursement Obligations shall mean, as at any date, the obligations of the Borrower then outstanding, or which may thereafter arise, in respect of Letters of Credit under this Agreement, to reimburse the applicable Issuers for the amount paid by such Issuers in respect of any drawing under such Letters of Credit, which obligations shall at all times be payable in Dollars notwithstanding any such Letter of Credit being payable in a currency other than Dollars.

         Rentals shall mean and include as of the date of any determination thereof all fixed payments (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by the Borrower or a Subsidiary of the Borrower, as lessee or sublessee under a lease of real or personal property, but shall be exclusive of any amounts required to be paid by the Borrower or a Subsidiary of the Borrower (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges. Fixed rents under any so-called "percentage leases" shall be computed solely on the basis of the minimum rents, if any, required to be paid by the lessee regardless of sales volume or gross revenues.

         Request for Extension of Credit shall mean a request for extension of credit duly executed by the chief executive officer, chief financial officer or treasurer of the Borrower, appropriately completed and substantially in the form of Exhibit A attached hereto.

         Requirements of Environmental Law means all requirements imposed by any law (including for example and without limitation The Resource Conservation and Recovery Act and The Comprehensive Environmental Response, Compensation, and Liability Act), rule, regulation, or order of any federal, state or local executive, legislative, judicial, regulatory or administrative agency, board or authority in effect at the applicable time which relate to (i) noise; (ii) pollution, protection or clean-up of the air, surface water, ground water or land; (iii) solid, gaseous or liquid waste generation, treatment, storage, disposal or transportation; (iv) exposure to Hazardous Substances; (v) the safety or health of employees or (vi) regulation of the manufacture, processing, distribution in commerce, use, discharge or storage of Hazardous Substances.

         Secretary's Certificate shall mean a certificate, in Proper Form, of the Secretary or an Assistant Secretary of a Corporation as to (a) the resolutions of the Board of Directors of such Corporation authorizing the execution, delivery and performance of the documents to be executed by such Corporation; (b) the incumbency and signature of the officer of such Corporation executing such documents on behalf of such Corporation, and (c) the Organizational Documents of such Corporation.

         Subsidiary shall mean, as to a particular parent Corporation, any Corporation of which more than 50% of the indicia of equity rights (whether outstanding capital stock or otherwise) is at the time directly or indirectly owned by, such parent Corporation.

         Tangible Net Worth shall mean all items classified as assets (valued at cost less normal depreciation) in the financial statements of the applicable Person delivered in accordance with this Agreement, less (a) all intangibles and (b) all items classified as liabilities in the financial statements of such Person delivered in accordance with this Agreement (including contingent and indirect liabilities to the extent included on the balance sheet of the applicable Person), all determined in accordance with GAAP. The term "intangibles" shall include, without limitation, (1) deferred charges; (2) the amount of any write-up in the book value of any assets contained in any balance sheet resulting from revaluation thereof or any write-up in excess of the cost of such assets acquired (other than purchase price adjustments related to the acquisition of M-I recorded by the Borrower for its fiscal year 1994 in accordance with GAAP) and (3) the aggregate of all amounts appearing on the assets side of any such balance sheet for franchises, licenses, permits, patents, patent applications, copyrights, trademarks, trade names, goodwill, treasury stock, experimental or organizational expenses and other like intangibles. The term "liabilities" shall include, without limitation, (1) Indebtedness secured by Liens on Property of the Person with respect to which Tangible Net Worth is being computed, whether or not such Person is liable for the payment thereof; (2) deferred liabilities, and (3) Capital Lease Obligations.

         Termination Date shall mean the earlier of (a) the Maturity Date or
(b) the date specified by the Agent in accordance with Section 9.1 hereof.

         Texas Credit Code shall mean Title 79, Texas Revised Civil Statutes, 1925, as amended.

         Unfunded Liabilities shall mean, with respect to any Plan, at any time, the amount (if any) by which (a) the present value of all benefits under such Plan exceeds (b) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent actuarial valuation report for such Plan, but only to the extent that such excess represents a potential liability of any member of the Controlled Group to the PBGC or a Plan under Title IV of ERISA. With respect to multiemployer Plans, the term "Unfunded Liabilities" shall also include contingent liability for withdrawal liability under Section 4201 of ERISA to all multiemployer Plans to which Borrower or any member of a Controlled Group for employees of Borrower contribute in the event of complete withdrawal from such Plans.

         1.2 Miscellaneous. The words "hereof," "herein," and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement.

2.       Commitments and Loans.

         2.1 Loans. From time to time on or after the Effective Date and during the Loan Availability Period, each Bank severally agrees, subject to all of the terms and conditions of this Agreement (including, without limitation, Sections 5.1 and 5.2 hereof), to make loans under this Section 2.1 to the Borrower in an aggregate principal amount at any one time outstanding (including its Loan Commitment Percentage of all Letter of Credit Liabilities at such time) up to but not exceeding such Bank's Loan Commitment Percentage of the Maximum Loan Available Amount. Subject to the conditions in this Agreement, any such Loan repaid prior to the Termination Date may be reborrowed pursuant to the terms of this Agreement; provided, that any and all such Loans shall be due and payable in full at the end of the Loan Availability Period. The Borrower, the Agent and the Banks agree that Chapter 15 of the Texas Credit Code shall not apply to this Agreement, the Notes or any Obligation. The aggregate of all Loans to be made by the Banks in connection with a particular borrowing shall be equal to $1,000,000 or a multiple of $100,000 in excess of $1,000,000.

         2.2     Letters of Credit.

         (a) Letters of Credit. Subject to the terms and conditions of this Agreement, and on the condition that aggregate Letter of Credit Liabilities shall never exceed $7,000,000, the Borrower shall have the right to, in addition to Loans provided for in Section 2.1 hereof, utilize the Loan Commitments from time to time during the Loan Availability Period by obtaining the issuance of standby letters of credit for the account of the Borrower and on behalf of the Borrower as herein provided if the Borrower shall so request in the notice referred to in Section

2.2(b)(i) hereof (such standby letters of credit as any of them may be amended, supplemented, extended or confirmed from time to time, being herein collectively called the "Letters of Credit)." If TCB is the Issuer, upon the date of the issuance of a Letter of Credit, TCB shall be deemed, without further action by any party hereto, to have sold to each Bank, and each such Bank shall be deemed, without further action by any party hereto, to have purchased from TCB, a participation, to the extent of such Bank's Loan Commitment Percentage, in such Letter of Credit and the related Letter of Credit Liabilities. No Letter of Credit issued pursuant to this Agreement, shall have an expiration date later than two years from date of issuance. Any Letter of Credit that shall have an expiration date after the end of the Loan Availability Period shall be fully Covered or backed by a standby letter of credit in form and substance, and issued by a Person, acceptable to the Agent in its sole discretion. TCB shall be the Issuer of each Letter of Credit; provided that TCB may, at its option, require that any requested Letter of Credit which exceeds $2,000,000 be issued severally, but not jointly, by all of the Banks in accordance with each Bank's Loan Commitment Percentage (and any Letter of Credit so co-issued shall be a "Letter of Credit" for all purposes hereunder and under the Loan Documents).

         (b) Additional Provisions. The following additional provisions shall apply to each Letter of Credit:

                 (i) The Borrower shall give the Agent notice requesting each issuance of a Letter of Credit hereunder as provided in Section 4.3 hereof and shall furnish such additional information regarding such transaction as the Agent may reasonably request. Upon receipt of such notice, the Agent shall promptly notify each Bank of the contents thereof and of such Bank's Loan Commitment Percentage of the amount of such proposed Letter of Credit and whether TCB will require that the applicable Letter of Credit be issued severally by all of the Banks.

                 (ii) No Letter of Credit may be issued if after giving effect thereto the sum of (A) the aggregate outstanding principal amount of Loans plus (B) the aggregate Letter of Credit Liabilities would exceed the Maximum Loan Available Amount. On each day during the period commencing with the issuance of any Letter of Credit and until such Letter of Credit shall have expired or been terminated, the Loan Commitment of each Bank shall be deemed to be utilized for all purposes hereof in an amount equal to such Bank's Loan Commitment Percentage of the amount then available for drawings under such Letter of Credit.

                 (iii) Upon receipt from the beneficiary of any Letter of Credit of any demand for payment thereunder, Agent shall promptly notify the Borrower and each Bank as to the amount to be paid as a result of such demand and the payment date. If at any time any Issuer shall have made a payment to a beneficiary of a Letter of Credit in respect of a drawing or in respect of an acceptance created in connection with a drawing under such Letter of Credit, each Bank will pay to Agent immediately upon demand by such Issuer at any time during the period commencing after such payment until reimbursement thereof in full by the Borrower, an amount equal to such Bank's Loan Commitment Percentage of such payment, together with interest on such amount for each day from the date of demand for such payment (or, if such demand is made after 11:00 a.m. Houston time on such date, from the next succeeding Business Day) to the date of payment by such Bank of such amount at a rate of interest per annum equal to the Federal Funds Rate for such period.

                 (iv) The Borrower shall be irrevocably and unconditionally obligated forthwith to reimburse the Agent for any amount paid by any Issuer upon any drawing under any Letter of Credit, without presentment, demand, protest or other formalities of any kind, all of which are hereby waived. Such reimbursement may, subject to satisfaction of the conditions in Sections 5.1 and 5.2 hereof and to the Maximum Loan Available Amount (after adjustment in the same to reflect the elimination of the corresponding Letter of Credit Liability), be made by the borrowing of Loans. Agent will pay to each Bank such Bank's Loan Commitment Percentage of all amounts received from the Borrower for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Letter of Credit, but only to the extent such Bank has made payment to Agent in respect of such Letter of Credit pursuant to clause (iii) above.

                 (v) The Borrower will pay to the Agent at the Principal Office for the account of each Bank a letter of credit fee with respect to each Letter of Credit equal to the greater of (i) $500 or (ii) one percent (1%) per annum on the face amount of such Letter of Credit (pro rated for Letters of Credit having terms of less than or, to the extent permitted hereunder, longer than one (1) year), such fee to be due and payable in advance on the date of the issuance thereof. Promptly after receiving any payment in respect of letter of credit fees referred to in this clause (v), the Agent will pay to Banks, pro rata in accordance with their respective Loan Commitments, an amount equal to seven-eights (7/8ths) of such fee (the remaining one-eighth (1/8th) to be retained by the the issuer or co-issuers of the applicable Letter of Credit, pro rata in accordance with their respective shares thereof).

                 (vi) The issuance by the applicable Issuer of each Letter of Credit shall, in addition to the conditions precedent set forth in
         Section 5 hereof, be subject to the conditions precedent (A) that such Letter of Credit shall be in such form and contain such terms as shall be reasonably satisfactory to the Agent, and (B) that the Borrower shall have executed and delivered such Applications and other instruments and agreements relating to such Letter of Credit as the Agent shall have reasonably requested and are not inconsistent with the terms of this Agreement. In the event of a conflict between the terms of this Agreement and the terms of any Application, the terms hereof shall control.

         (c) Indemnification; Release. The Borrower hereby indemnifies and holds harmless the Agent, each Bank and each Issuer from and against any and all claims and damages, losses, liabilities, costs or expenses which the Agent, such Bank or such Issuer may incur (or which may be claimed against the Agent, such Bank or such Issuer by any Person whatsoever, other than the Borrower), by reason of its own negligence or otherwise, in connection with the execution and delivery of any Letter of Credit or transfer of or payment or failure to pay under any Letter of Credit; provided that the Borrower shall not be required to indemnify any party seeking indemnification for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of the party seeking indemnification, or (ii) by the failure by the party seeking indemnification to pay under any Letter of Credit after the presentation to it of a request required to be paid under applicable law. The Borrower hereby releases, waives and discharges the Agent, each Bank and each Issuer from any claims, causes of action, damages, losses, liabilities, costs or expenses which the Agent, such Bank or such Issuer, as the case may be, may incur (whether incurred as a result of its own negligence or otherwise) by reason of or in connection with the failure of any other Bank (whether incurred as a result of its own negligence or otherwise) to fulfill or comply with its obligations to the Agent, such Bank or such Issuer, as the case may be, hereunder (but nothing herein contained shall affect any rights the Borrower may have against such defaulting Bank). Nothing in this Section 2.2(c) is intended to limit the obligations of the Borrower under any other provision of this Agreement.

         (d) Additional Costs in Respect of Letters of Credit. If as a result of any Regulatory Change there shall be imposed, modified or deemed applicable any tax, reserve, special deposit or similar requirement against or with respect to or measured by reference to Letters of Credit issued or to be issued hereunder or participations in such Letters of Credit, and the result shall be to increase the cost to any Bank of issuing or maintaining any Letter of Credit or any participation therein, or reduce any amount receivable by any Bank hereunder in respect of any Letter of Credit or any participation therein (which increase in cost, or reduction in amount receivable, shall be the result of such Bank's reasonable allocation of the aggregate of such increases or reductions resulting from such event) by an amount deemed in good faith by such Bank to be material, then such Bank shall notify the Borrower through the Agent, and upon demand therefor by such Bank through the Agent, the Borrower shall pay to such Bank, from time to time as specified by such Bank, such additional amounts as shall be sufficient to compensate such Bank for such increased costs or reductions in amount. A statement as to such increased costs or reductions in amount incurred by such Bank, submitted by such Bank to the Borrower, shall be conclusive as to the amount thereof, absent manifest error, and may be computed using any reasonable averaging and attribution method. Each Bank will notify the Borrower through the Agent of any event occurring after the date of this Agreement which will entitle such Bank to compensation pursuant to this Section as promptly as practicable after it obtains knowledge thereof and determines to request such compensation, and (if so requested by the Borrower through the Agent) will designate a different lending office of such Bank for the issuance or maintenance of Letters of Credit by such Bank or will take such other action as the Borrower may reasonable request if such designation or action is consistent with the internal policy of such Bank and legal and regulatory restrictions, can be undertaken at no additional cost, will avoid the need for, or reduce the amount of, such compensation and will not, in the sole opinion of such Bank, be disadvantageous to such Bank (provided that such Bank shall have no obligation so to designate a different lending office which is located in the United States of America).

         2.3     Terminations or Reductions of Loan Commitments.

         (a) Mandatory. On the Termination Date, all Loan Commitments shall be terminated in their entirety.

         (b) Optional. The Borrower shall have the right to terminate or reduce the unused portion of the Loan Commitments at any time or from time to time, provided that (i) the Borrower shall give notice of each such termination or reduction to the Agent as provided in Section 4.3 hereof and (ii) each such partial reduction shall be in an aggregate amount of at least $5,000,000 and the aggregate of all the Loan Commitments may not be reduced below $20,000,000 unless terminated entirely.

         (c) No Reinstatement. Any termination of the Loan Commitments may not be reinstated without the written approval of the Agent and the Banks.

         2.4     Fees.

                 (a) The Borrower shall pay to the Agent for the account of each Bank commitment fees for the period from the Effective Date to and including the Termination Date at a rate per annum equal to 3/8 of 1%. Such commitment fees shall be computed (on the basis of the actual number of days elapsed in a year composed of 360 days) on each day and shall be based on the excess of (x) the aggregate amount of each Bank's Loan Commitment for such day over (y) the sum of (i) the aggregate unpaid principal balance of such Bank's Note on such day plus (ii) the aggregate Letter of Credit Liabilities as to such Bank for such day. Accrued commitment fees shall be payable on the Quarterly Dates prior to the Termination Date and on the Termination Date.

                 (b) The Borrower shall pay to the Agent an administration fee of as set forth in that certain Letter Agreement dated February 15, 1994 executed by and between the Agent and the Borrower, commencing with the Effective Date and thereafter payable quarterly in advance on the first day of each calendar quarter for so long as any Loans or Loan Commitments remain outstanding.

                 (c) All past due fees payable under this Section shall bear interest at the Past Due Rate.

         2.5 Several Obligations. The failure of any Bank to make any Loan to be made by it on the date specified therefor shall not relieve any other Bank of its obligation to make its Loan on such date, but neither the Agent nor any Bank shall be responsible or liable for the failure of any other Bank to make a Loan to be made by such other Bank or to participate in, or co-issue, any Letter of Credit. Notwithstanding anything contained herein to the contrary, (a) no Bank shall be required to make or maintain Loans at any time outstanding (or to issue or participate in Letters of Credit) if as a result the total Obligations to such Bank shall exceed the lesser of (1) such Bank's Loan Commitment Percentage of all Obligations and (2) such Bank's Loan Commitment Percentage of the Maximum Loan Available Amount and (b) if a Bank fails to make a Loan as and when required hereunder, then upon each subsequent event which would otherwise result in funds being paid to the defaulting Bank, the amount which would have been paid to the defaulting Bank shall be divided among the non-defaulting Banks ratably according to their respective Loan Commitment Percentages until the Obligations of each Bank (including the defaulting Bank) are equal to such Bank's Loan Commitment Percentage of the total Obligations.

         2.6 Notes. The Loans made by each Bank shall be evidenced by a single note of the Borrower (each, together with all renewals, extensions, modifications and replacements thereof and substitutions therefor, a "Note," collectively, the "Notes") in substantially the form of Exhibit C hereto payable to the order of such Bank in a principal amount equal to the Loan Commitment of such Bank and otherwise duly completed. Each Bank is hereby authorized by the Borrower to endorse on the schedule (or a continuation thereof) that may be attached to each Note of such Bank, to the extent applicable, the date, amount, type of and the applicable period of interest for each Loan made by such Bank to the Borrower hereunder, and the amount of each payment or prepayment of principal of such Loan received by such Bank, provided, that any failure by such Bank to make any such endorsement shall not affect the obligations of the Borrower under such Note or hereunder in respect of such Loan.

         2.7 Use of Proceeds. The proceeds of the Loans shall be used by the Borrower to refinance a portion of the costs paid by the Borrower in connection with the closing of the transactions contemplated in the Purchase Agreement and for general corporate purposes.

3.       Borrowings, Payments and Prepayments.

         3.1 Borrowings. The Borrower shall give the Agent notice of each borrowing to be made hereunder as provided in Section 4.3 hereof. Not later than noon Houston time on the date specified for each such borrowing hereunder, each Bank shall make available the amount of the Loan, if any, to be made by it on such date to the Agent, at its Principal Office, in immediately available funds, for the account of the Borrower. Such amounts received by the Agent will be held in an account maintained by the Borrower with the Agent. The amounts so received by the Agent shall, subject to the terms and conditions of this Agreement, be made available to the Borrower by depositing or otherwise transferring, in immediately available funds, such amount to an account designated by the Borrower and maintained with Agent in Houston, Texas or, if a borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, the Agent shall return the amounts so received to the respective Banks as soon as practicable; provided, however, that if and to the extent the Agent fails to return any such amounts to a Bank on the Business day following the date for any such borrowing, the Agent shall pay interest on such unreturned amounts, for each day from such date to the date such amounts are returned to such Bank, at the Federal Funds Rate.

         3.2     Prepayments.

         (a) Optional Prepayments. Except as provided in the Interest Rate Agreement, the Borrower shall have the right to prepay, on any Business Day, in whole or in part, without the payment of any penalty or fee, Loans at any time or from time to time, provided that the Borrower shall give the Agent notice of each such prepayment as provided in Section 4.3 hereof. Each optional prepayment on a Loan shall be in an amount at least equal to $250,000.

         (b) Borrowing Base. The Borrower shall from time to time on demand by the Agent prepay the Loans (or provide Cover for Letter of Credit Liabilities) in such amounts as shall be necessary so that at all times the aggregate outstanding amount of all Obligations shall be less than or equal to the Maximum Loan Available Amount.

         (c) Interest Payments. Accrued and unpaid interest on the unpaid principal balance of the Notes shall be due and payable on the Interest Payment Dates.

         (d) Payments; Interest Rate Agreement. The Borrower shall pay all amounts required to be paid under the Interest Rate Agreement, the Notes and the other Loan Documents as and when due.

         (e) Payments and Interest on Reimbursement Obligations. The Borrower will pay to the Agent for the account of each Bank the amount of each Reimbursement Obligation promptly upon its incurrence. The amount of any Reimbursement Obligation may, if the applicable conditions precedent specified in Sections 5.1 and 5.2 hereof have been satisfied, be paid with the proceeds of Loans. Subject to Section 11.7 hereof, the Borrower will pay to the Agent for the account of each Bank interest at the applicable Past Due Rate on any Reimbursement Obligation and on any other amount payable by the Borrower hereunder to or for the account of such Bank (but, if such amount is interest, only to the extent legally allowed), which shall not be paid in full when due (whether at stated maturity, by acceleration or otherwise), for the period commencing on the due date thereof until the same is paid in full.

4.       Payments; Pro Rata Treatment; Computations, Etc.

         4.1     Payments.

         (a) Except to the extent otherwise provided herein, all payments of principal, interest, Reimbursement Obligations and other amounts to be paid by the Borrower hereunder, under the Notes and under the other Loan Documents shall be made in Dollars, in immediately available funds, to the Agent at the Principal Office (or in the case of a successor Agent, at the principal office of such successor Agent in the United States), not later than noon Houston time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). The Agent, or any Bank for whose account any such payment is made, may (but shall not be obligated to) debit the amount of any such payment which is not made by such time to any ordinary deposit account of the Borrower with the Agent or such Bank, as the case may be.

         (b) The Borrower shall, at the time of making each payment hereunder, under any Note or under any other Loan Document, specify to the Agent the Loans or other amounts payable by the Borrower hereunder or thereunder to which such payment is to be applied. Each payment received by the Agent hereunder, under any Note or under any other Loan Document for the account of a Bank shall be paid promptly to such Bank, in immediately available funds.

         (c) If the due date of any payment hereunder or under any Note falls on a day which is not a Business Day, the due date for such payments (except as otherwise provided in the Interest Rate Agreement) shall be extended to the next succeeding Business Day and interest shall be payable for any principal so extended for the period of such extension.

         (d) If the Agent fails to send to any Bank its portion of any payment timely received by the Agent hereunder by the close of business on the day such payment was received, the Agent shall pay to such Bank interest on its portion of such payment, from the day such payment was timely received by the Agent until the date such Bank's portion of such payment is sent to such Bank, at the Federal Funds Rate.

         4.2 Pro Rata Treatment. Except to the extent otherwise provided herein: (a) each borrowing from the Banks under Section 2.1 hereof shall be made ratably from the Banks on the basis of their respective Loan Commitments, each payment of commitment fees shall be made ratably for the account of the Banks on the basis of their respective Loan Commitments, and each termination or reduction of the Loan Commitments under Section 2.3 hereof shall be applied, pro rata, according to the Banks' respective Loan Commitments; (b) each payment by the Borrower of principal of or interest on the Loans shall be made to the Agent for the account of the Banks pro rata in accordance with the respective unpaid principal amounts of such Loans held by the Banks, and (c) if TCB is the sole Issuer of a Letter of Credit, the Banks (other than TCB) shall purchase from TCB participations in such Letter of Credit to the extent of their respective Loan Commitment Percentages.

         4.3 Certain Actions, Notices, Etc. Notices to the Agent of any termination or reduction of Loan Commitments and of borrowings and prepayments of Loans and requests for issuances of Letters of Credit shall be irrevocable and shall be effective only if received by the Agent not later than 11:00 a.m. Houston time on the number of Business Days prior to the date of the relevant termination, reduction, borrowing and/or prepayment specified below:

                                                                  Number of
                 Notice                                     Business Days Prior
                 ------                                     -------------------
                 Termination or
                 Reduction of Loan Commitments                      2

                 Loan repayment                                     1

                 Borrowing at the Base Rate                         same day
                 (as defined in the Interest
                 Rate Agreement)

                 Letter of Credit issuance                          3

                 Prepayments required
                 pursuant to
                 Section 3.2(b)                                     same day


Each such notice of termination or reduction shall specify the amount of the applicable Loan Commitment to be terminated or reduced. Each such notice of borrowing or prepayment shall specify the amount of the Loans to be borrowed or prepaid and the date of borrowing or prepayment (which shall be a Business
Day). The Agent shall promptly notify the affected Banks of the contents of each such notice. Any selection of a Eurodollar Rate (as defined in the Interest Rate Agreement) with respect to a Loan shall be subject to the advance notice requirements set forth in the Interest Rate Agreement.

         4.4 Non-Receipt of Funds by the Agent. Unless the Agent shall have been notified by a Bank or the Borrower (the "Payor") prior to the date on which such Bank is to make payment to the Agent of the proceeds of a Loan (or funding of a drawing under a Letter of Credit or reimbursement with respect to any drawing under a Letter of Credit) to be made by it hereunder or the Borrower is to make a payment to the Agent for the account of one or more of the Banks, as the case may be (such payment being herein called the "Required Payment"), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to the Agent, the Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient on such date and, if the Payor has not in fact made the Required Payment to the Agent, the recipient of such payment (or, if such recipient is the beneficiary of a Letter of Credit, the Borrower and, if the Borrower fails to pay the amount thereof to the Agent forthwith upon demand, the Banks ratably in proportion to their respective Loan Commitment Percentages) shall, on demand, pay to the Agent the amount made available by the Agent together with interest thereon in respect of the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount from the recipient at a rate per annum equal to the Federal Funds Rate for such period (or, if the recipient is the Borrower, the Past Due Rate).

         4.5 Sharing of Payments, Etc. If a Bank shall obtain payment of any principal of or interest on any Loan made by it under this Agreement, on any Reimbursement Obligation or on other Obligation then due to such Bank hereunder through the exercise of any right of set-off (including, without limitation, any right of setoff or lien granted under Section 9.2 hereof), banker's lien, counterclaim or similar right, or otherwise, it shall promptly purchase from the other Banks participations in the Loans made, Reimbursement Obligations or other Obligations held by the other Banks in such amounts, and make such other adjustments from time to time as shall be equitable to the end that all the Banks shall share the benefit of such payment (net of any expenses which may be incurred by such Bank in obtaining or preserving such benefit) pro rata in accordance with the unpaid principal and interest on the Obligations then due to each of them. To such end all the Banks shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any Bank so purchasing a participation in the Loans made, Reimbursement Obligations or other Obligations held by other Banks may exercise all rights of set-off, bankers' lien, counterclaim or similar rights with respect to such participation as fully as if such Bank were a direct holder of Loans, Reimbursement Obligations or other Obligations in the amount of such participation. Nothing contained herein shall require any Bank to exercise any such right or shall affect the right of any Bank to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.

         4.6 Replacement of Banks. In the event any Bank shall seek compensation pursuant to Section 2.2(d) or Section 7.9 of this Agreement or pursuant to Section 2.3 of the Interest Rate Agreement, the Borrower may within sixty (60) days after such event and so long as no Default shall have occurred and be continuing give notice to such Bank (with copies to the Agent) that it wishes to seek one or more eligible assignees (which may be one or more of the Banks) to assume the Loan Commitment of such Bank and to purchase its outstanding Loans and Notes. Each Bank requesting compensation pursuant to
Section 2.2(d) or Section 7.9 of this Agreement or pursuant to Section 2.3 of the Interest Rate Agreement agrees to sell its Loan Commitment, Loans, Notes, and interest in this Agreement pursuant to Section 11.6 hereof and the Agent agrees that it will not unreasonably withhold its consent to any such transfer; provided, that, concurrent with such transfer, the Borrower will pay, to the extent not paid by the assignee pursuant to Section 11.6, all fees and amounts (including without limitation any compensation claimed by such Bank under Section 2.2(d) or Section 7.9 of this Agreement or pursuant to Section 2.3 of the Interest Rate Agreement) due such Bank hereunder; provided, further, that, prior to any transfer pursuant to this Section, the Borrower shall have given written notice to the Bank of such intention and (i) for a period of 10 days after receipt of such notice, the Bank requesting such compensation may (but shall not be obligated to) rescind such request (and refund any such compensation already paid by the Borrower) by written notice to the Borrower

(with a copy to the Agent), in which event the rights of the Borrower under this Section arising out of such request shall terminate or (ii) for a period of 30 days after receipt of such notice, the other Banks may (but shall not be obligated to) increase their Loan Commitments in order to replace the affected Bank in lieu of such substitution.

5.       Conditions Precedent.

         5.1 Initial Loans and Letters of Credit. The obligation of each Bank or TCB to make its initial Loans or issue or participate in a Letter of Credit (if such Letter of Credit is issued prior to the funding of the initial Loans) hereunder is subject to the following conditions precedent, each of which shall have been fulfilled or waived to the satisfaction of the Agent:

         (1) Corporate Action and Status. The Agent shall have received from the appropriate Governmental Authorities certified copies of the Organizational Documents (other than bylaws) of the Borrower, M-I and the Guarantors, and evidence satisfactory to the Agent of all action taken by the Borrower and the Guarantors authorizing the execution, delivery and performance of the Loan Documents and all other documents related to this Agreement to which it is a party (including, without limitation, certificates of the secretaries of Borrower and the Guarantors setting forth the resolutions of their Boards of Directors authorizing the transactions contemplated thereby and attaching a copy of their bylaws), together with such certificates as may be appropriate to demonstrate the qualification and good standing of and payment of taxes by the Borrower, M-I and the Guarantors in the jurisdiction of its organization and in each other jurisdiction where the failure in which to qualify could reasonably be expected to have a Material Adverse Effect.

         (2) Incumbency. The Borrower and each other Party shall have delivered to the Agent a certificate in respect of the name and signature of each of the officers (i) who is authorized to sign on its behalf the applicable Loan Documents related to any Loan or the issuance of any Letter of Credit and
(ii) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with any Loan or the issuance of any Letter of Credit. The Agent and each Bank may conclusively rely on such certificates until they receive notice in writing from the Borrower or the appropriate Party to the contrary.

         (3) Notes. The Agent shall have received the appropriate Notes of the Borrower for each Bank, duly completed and executed.

         (4) Loan Documents. The Borrower and each other Party shall have duly executed and delivered the Loan Documents to which it is a party (in such number of copies as the Agent shall have requested) and each such Loan Document shall be in form satisfactory to Agent. Each such Loan Document shall be in substantially the form furnished to the Banks prior to their execution of this Agreement, together with such changes therein as the Agent may approve.

         (5) UCC Searches. The Agent shall have received Uniform Commercial Code search reports evidencing that there are no Liens covering any of the Property of the Borrower other than as permitted under this Agreement.

         (6) Fees and Expenses. The Borrower shall have paid to the Agent and the Banks all unpaid fees in the amounts previously agreed upon in writing among the Borrower and the Agent and the Banks; and shall have in addition paid to the Agent all amounts payable under Section 11.3 hereof, on or before the date of this Agreement, except for amounts which Agent, in its sole discretion, agrees may be paid at a later date.

         (7) Insurance. The Borrower shall have delivered to the Agent certificates of insurance satisfactory to the Agent evidencing the existence of all insurance required to be maintained by the Borrower by this Agreement and the other Loan Documents.

         (8) Opinions of Counsel. The Agent shall have received an opinion of Gardere & Wynne, L.L.P., counsel to the Borrower and the Guarantors, in such form as the Agent shall reasonably request.

         (9) Consents. The Agent shall have received evidence satisfactory to it that all material consents of each Governmental Authority and of each other Person, if any, reasonably required in connection with (a) the Loans and the Letters of Credit, (b) the execution, delivery and performance of this Agreement and the other Loan Documents and (c) except as set forth on Exhibit K hereto, the Purchase Agreement have been satisfactorily obtained.

         (10) Purchase Agreement. The Agent shall have received a copy of the Purchase Agreement, in Proper Form, and shall have received evidence satisfactory to the Agent that the transactions contemplated therein have been consummated.

         (11) 1994 Note Purchase Agreements. The Agent shall have received copies of the 1994 Note Purchase Agreements.

         (12) Other Documents. The Agent shall have received such other documents consistent with the terms of this Agreement and relating to the transactions contemplated hereby as the Agent may reasonably request.

         5.2 All Loans and Letters of Credit. The obligation of each Bank to make any Loan to be made by it hereunder or to issue or participate in any Letter of Credit is subject to (a) the accuracy, in all material respects, on the date of such Loan or such issuance (except to the extent such representation or warranty expressly relates to an earlier date) of all representations and warranties of the Borrower and any other Party contained in this Agreement and the other Loan Documents; (b) to the performance by the Borrower and each other Party of its respective obligations under the Loan Documents, and (c) the Agent shall have received the following, all of which shall be duly executed and in Proper Form: (1) a Request for Extension of Credit as to the Loan or the Letter of Credit, as the case may be, no later than 11:00 a.m. Houston time on the Business Day on which such Request for Extension of Credit must be given under Section 4.3 hereof, (2) in the case of a Letter of Credit, an Application, and (3) such other documents as the Agent or any Bank may reasonably require; (d) prior to the making of such Loan or the issuance of such Letter of Credit, no fact or condition shall have arisen which has a Material Adverse Effect; (e) no Default or Event of Default shall have occurred and be continuing; (f) on or immediately prior to the date of such borrowing or issuance the Borrower shall have delivered to the Agent a Borrowing Base Certificate in accordance with Section 7.2 hereof; (g) the making of such Loan or the issuance of such Letter of Credit shall not be illegal or prohibited by any Legal Requirement, and (h) the Borrower shall have paid all fees and expenses of the type described in Section 11.3 hereof and all other fees, which are owed to the Agent or any other Bank under the Loan Documents and accrued and unpaid through the date of such Loan or such issuance.

6.       Representations and Warranties.

         To induce the Banks to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrower represents and warrants (such representations and warranties to survive any investigation and the making of the Loans and the issuance of any Letters of Credit) to the Banks and the Agent as follows:

         6.1 Organization. The Borrower and each of its Material Subsidiaries and each of the Guarantors (a) is duly organized, validly existing and in good standing under the laws of the state of its organization; (b) has all necessary power and authority to conduct its business as presently conducted, and (c) is duly qualified to do business and in good standing in the jurisdiction of its organization and in all other jurisdictions in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect.

         6.2     Financial Statements.

                 (a) The Borrower has furnished to the Agent financial statements (including a balance sheet) as to the Borrower and its Subsidiaries (other than Subsidiaries created or acquired after December 31, 1993) which fairly present, in accordance with GAAP, the financial condition and the results of operations of the Borrower and such Subsidiaries as at December 31, 1993. No event, condition or circumstance has occurred from the date that such financial statements were delivered to the Agent through the date hereof which would cause said financial statements to be misleading in any material respect. There is no material instrument or liability which should in accordance with GAAP be reflected in such financial statements provided to the Agent which is not so reflected.

                 (b) The Borrower has furnished to the Agent financial statements (including a balance sheet) as to M-I and its Subsidiaries which to the best knowledge and belief of the Borrower (except as disclosed in writing to the Agent on or prior to the Effective

         Date) fairly present, in accordance with GAAP, the financial condition and the results of operations of M-I and its Subsidiaries as at October 31, 1993. The Borrower is not aware of any event, condition or circumstance which has occurred from the date that such financial statements were delivered to Agent through the date hereof which would cause said financial statements to be misleading in any material respect. The Borrower is not aware of any material instrument or liability which should in accordance with GAAP be reflected in such financial statements provided to the Agent which is not so reflected (except as disclosed in writing to the Agent on or prior to the Effective Date).

         6.3 Enforceable Obligations; Authorization. The Loan Documents are legal, valid and binding obligations of the Parties, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization and other similar laws affecting creditors' rights generally and by general equitable principles. The execution, delivery and performance of the Loan Documents (a) have all been duly authorized by all necessary action; (b) are within the power and authority of the Parties; (c) do not and will not contravene or violate any Legal Requirement applicable to the Parties or the Organizational Documents of the Parties, the contravention or violation of which could reasonably be expected to have a Material Adverse Effect; (d) do not and will not result in the breach of, or constitute a default under, any material agreement or instrument by which the Parties or any of their respective Property may be bound or affected, and (e) do not and will not result in the creation of any Lien upon any Property of any of the Parties, except in favor of the Agent or as expressly contemplated therein. All necessary permits, registrations and consents for such making and performance have been obtained.

         6.4 Other Debt. Neither the Borrower nor any of its Subsidiaries nor either of the Guarantors is in default in the payment of any other Indebtedness or under any agreement, mortgage, deed of trust, security agreement or lease to which it is a party and which default could reasonably be expected to have a Material Adverse Effect.

         6.5 Litigation. Except as described in Exhibit G hereto, there is no litigation or administrative proceeding pending or, to the knowledge of the Borrower, threatened against, nor any outstanding judgment, order or decree affecting, the Borrower, any of its Subsidiaries or either of the Guarantors before or by any Governmental Authority which does or could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries nor either of the Guarantors is in default with respect to any judgment, order or decree of any Governmental Authority where such default could reasonably be expected to have a Material Adverse Effect.

         6.6 Title. The Borrower and each of its Material Subsidiaries and each of the Guarantors has good and marketable title to its respective Property, free and clear of all Liens other than those permitted under Section
8.2 hereof.

         6.7 Taxes. The Borrower, its Material Subsidiaries and the Guarantors each has filed all tax returns required to have been filed and paid all taxes shown thereon to be due, except those for which extensions have been obtained and those which are being contested in good faith.

         6.8 Regulations U and X. None of the proceeds of any Obligation will be used for the purpose of purchasing or carrying directly or indirectly any margin stock or for any other purpose would constitute this transaction a "purpose credit" within the meaning of Regulation U and X of the Board of Governors of the Federal Reserve System, as either of them may be amended from time to time.

         6.9 Subsidiaries. The Borrower has no Subsidiaries except as listed on Exhibit F attached hereto or as disclosed to the Agent in accordance with Section 8.10 hereof.

         6.10 No Untrue or Misleading Statements. No representation or warranty as to any factual matter made by the Borrower in any Loan Document and no factual matter contained in any document, instrument or other writing furnished to the Banks by or on behalf of the Borrower or any other Party in connection with the transactions contemplated in any Loan Document does or will contain any material misstatement of fact or does or will omit to state any material fact (of which the Borrower or any other Party has knowledge) necessary in order to make the representations, warranties and other statements contained herein or in such other document, instrument or writing, in light of the circumstances under which they were made, not misleading except for information which was superseded by subsequent written information.

         6.11 ERISA. With respect to each Plan, the Borrower and each member of the Controlled Group have fulfilled their obligations, including obligations under the minimum funding standards of ERISA and the Code and are in compliance in all material respects with the provisions of ERISA and the Code. No event has occurred which could result in a liability of the Borrower or any member of the Controlled Group to the PBGC or a Plan (other than to make contributions in the ordinary course). Since the effective date of Title IV of ERISA, there have not been any nor are there now existing any events or conditions that would cause the Lien provided under Section 4068 of ERISA to attach to any property of the Borrower or any member of the Controlled Group. There are no Unfunded Liabilities with respect to any Plan. To Borrower's knowledge, no "prohibited transaction" has occurred with respect to any Plan which could reasonably be expected to have a Material Adverse Effect.

         6.12 Investment Company Act. Neither the Borrower nor any of its Subsidiaries nor either of the Guarantors is an investment company within the meaning of the Investment Company Act of 1940, as amended, or, directly or indirectly, controlled by or acting on behalf of any Person which is an investment company, within the meaning of said Act.

         6.13 Public Utility Holding Company Act. Neither the Borrower nor any of its Subsidiaries nor either of the Guarantors is an "affiliate" or a "subsidiary company" of a "public utility company," or a "holding company," or an "affiliate" or a "subsidiary company" of a

"holding company," as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

         6.14 Solvency. Neither the Borrower, nor the Borrower and its Material Subsidiaries, on a consolidated basis, nor either of the Guarantors is "insolvent," as such term is used and defined in (i) the Bankruptcy Code and
(ii) the Texas Uniform Fraudulent Transfer Act, Tex. Bus. & Com. Code Ann.
Section  24.001 et seq., as amended from time to time.

         6.15 Fiscal Year. The fiscal year of the Borrower, its Subsidiaries (other than M-I) and the Guarantors ends on December 31. The 1993 fiscal year of M-I will end on October 31, 1994 and each subsequent fiscal year of M-I will end on December 31.

         6.16 Compliance. The Borrower, its Subsidiaries and the Guarantors are each in compliance with all Legal Requirements applicable to it, except to the extent that the failure to comply therewith does or would not have a Material Adverse Effect.

         6.17 Environmental Matters. The Borrower, its Subsidiaries and the Guarantors have obtained and maintained in effect all Environmental Permits (or the applicable Person has initiated the necessary steps to transfer the Environmental Permits into its name or obtain such permits), the failure to obtain which could reasonably be expected to have a Material Adverse Effect. The Borrower, its Subsidiaries and the Guarantor and their real Properties, business and operations have been and are in compliance with all applicable Requirements of Environmental Law and Environmental Permits failure to comply with which could reasonably be expected to have a Material Adverse Effect. The Borrower, its Subsidiaries and the Guarantors and their real Properties, business and operations are not subject to any (A) Environmental Claims or (B), to the best of their respective officers' knowledge (after making reasonable inquiry of the personnel and records of their respective Corporations), Environmental Liabilities, in either case direct or contingent, arising from or based upon any act, omission, event, condition or circumstance occurring or existing on or prior to the date hereof which could reasonably be expected to have a Material Adverse Effect. None of the officers of any of the Borrower, any of its Subsidiaries or either of the Guarantors has received any written notice of any violation or alleged violation of any Requirements of Environmental Law or Environmental Permit or any Environmental Claim which could reasonably be expected to have a Material Adverse Effect. The Borrower does not know of any event or condition with respect to currently enacted Requirements of Environmental Laws presently scheduled to become effective in the future which could reasonably be expected to have a Material Adverse Effect and for which the Borrower has not made good faith provisions in its business plan and projections of financial performance.

7.       Affirmative Covenants.

         The Borrower covenants and agrees with the Agent and the Banks that prior to the termination of this Agreement it will do, and cause each of its Subsidiaries and each of the Guarantors to do, and if necessary cause to be done, each and all of the following:

         7.1     Taxes, Existence, Regulations, Property, Etc.  At all times
(a) pay when due all taxes and governmental charges of every kind upon it or against its income, profits or Property, unless and only to the extent that the same shall be contested diligently in good faith and reserves deemed adequate by the independent certified public accounting firm used by the Borrower to prepare the Borrower's Annual Audited Financial Statements have been established therefor; (b) do all things necessary to preserve its existence, qualifications, rights and franchises in all jurisdictions where such failure to qualify could reasonably be expected to have a Material Adverse Effect; (c) comply with all applicable Legal Requirements (including without limitation Requirements of Environmental Law) in respect of the conduct of its business and the ownership of its Property, the noncompliance with which could reasonably be expected to have a Material Adverse Effect; and (d) cause its Property to be protected, maintained and kept in good repair and make all replacements and additions to its Property as may be reasonably necessary to conduct its business properly and efficiently.

         7.2 Financial Statements and Information. Furnish to the Agent three copies of each of the following: (a) as soon as available and in any event within 90 days after the end of each fiscal year of the applicable Person, beginning with the fiscal year 1993, audited Annual Financial Statements of the Borrower and its Subsidiaries and unaudited Annual Financial Statements of SII Megadiamond, Inc., a Delaware corporation, and as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, beginning with the fiscal year 1994, unaudited Annual Financial Statements of the Borrower and its Subsidiaries other than M-I; (b) as soon as available and in any event on or before August 31, 1994, audited Annual Financial Statements of M-I for its fiscal year 1993; (c) as soon as available and in any event within 90 days after the end of each fiscal year of M-I, beginning with the fiscal year 1994, audited Annual Financial Statement of M-I;
(d) as soon as available and in any event within 60 days after the end of each fiscal quarter of each fiscal year of the applicable Person, Quarterly Financial Statements of (1) the Borrower and its Subsidiaries, (2) the Borrower and its Subsidiaries other than M-I, (3) M-I and (4) SII Megadiamond, Inc., a Delaware corporation; (e) concurrently with the financial statements provided for in Subsections 7.2(a), (b), (c) and (d) hereof, such schedules, computations and other information, in reasonable detail, as may be required by the Agent to demonstrate compliance with the covenants set forth herein or reflecting any non-compliance therewith as of the applicable date, all certified and signed by the president, chief financial officer or treasurer of the Borrower (or other authorized officer approved by the Agent) as correct and complete and, commencing with the quarterly financial statement prepared as of March 31, 1994, a compliance certificate ("Compliance Certificate") in the form of Exhibit E hereto, duly executed by such authorized officer; (f) (1) as of the Effective Date and (2) within 30 days after (i) the end of each fiscal month or (ii) receipt of a request therefor

(which may be given from time to time) from the Agent, a Borrowing Base Certificate as at the Effective Date or the last day of such fiscal month or the date of such receipt, as the case may be, together with such supporting information as the Agent may reasonably request; (g) within 45 days after (i) the end of each fiscal quarter or (ii) receipt of a request therefor (which may be given from time to time) from the Agent, (1) a listing and aging of the Accounts of the Borrower as of the end of the most recently ended fiscal month, prepared in reasonable detail and containing such other information as the Agent may request and (2) a summary of the Inventory of the Borrower as of the end of the most recently ended fiscal month, prepared in reasonable detail and containing such other information as the Agent may request; (h) from time to time while an Event of Default shall have occurred and be continuing, upon the request of the Agent, but at the cost of the Borrower, a report of a collateral field examiner approved by the Agent in writing and reasonably acceptable to the Borrower (which may be, or be affiliated with, the Agent or one of the Banks) with respect to the Accounts and Inventory components included in the Borrowing Base; (i) by December 31 of each year, the financial projections of income and cash flow of the Borrower for the next calendar year, and (j) such other information relating to the condition (financial or otherwise), operations, prospects or business of any of the Borrower, any of its Subsidiaries or either of the Guarantors as from time to time may be reasonably requested by the Agent. Each delivery of a financial statement pursuant to this Section 7.2 shall constitute a republication of the representations contained in Section 6.2.

         7.3 Financial Tests. The Borrower (on a consolidated basis but excluding M-I) will have and maintain:

                 (a) Current Ratio - a Current Ratio of not less than 1.50 to 1.00 at all times.

                 (b) Debt to Total Capitalization Ratio - a Debt to Total Capitalization Ratio of not greater than (1) 40% for the period commencing on the Effective Date through and including March 31, 1995 and (5) 35% at all times thereafter.

                 (c) Fixed Charge Coverage Ratio - a Fixed Charge Coverage Ratio of not less than 1.25 to 1.00 at all times.

                 (d) Tangible Net Worth - Tangible Net Worth of not less than (1) for the period commencing on the Effective Date through and including March 31, 1994, $150,000,000 and (2) for each fiscal quarter thereafter the minimum Tangible Net Worth required during the immediately preceding fiscal quarter plus 50% of the Net Income (if positive) of the Borrower for the immediately preceding fiscal quarter plus 100% of any increase in Tangible Net Worth during such fiscal quarter resulting from any merger, sale or issuance of common stock.

         7.4 Inspection. Permit the Agent upon 3 days' prior notice (unless a Default or an Event of Default has occurred which is continuing, in which case no prior notice is required), subject to Section 11.15 hereof, to inspect its Property, to examine its files, books and records, and make and take away copies thereof, and to discuss its affairs with its officers and accountants, all during normal business hours and at such intervals and to such extent as the Agent may reasonably desire.

         7.5 Further Assurances. Promptly execute and deliver, at the Borrower's expense, any and all other and further instruments which may be reasonably requested by the Agent to cure any defect in the execution and delivery of any Loan Document in order to effectuate the transactions contemplated by the Loan Documents.

         7.6 Books and Records. Maintain books of record and account in accordance with GAAP.

         7.7 Insurance. Borrower will (and will cause each of its Subsidiaries and each Guarantor to) maintain insurance with such insurers, on such of its Property, with responsible companies in such amounts, with such deductibles and against such risks as are usually carried by owners of similar businesses and properties in the same general areas in which the Borrower, its Subsidiaries and the Guarantors operate or as the Agent may otherwise reasonably require (including without limitation business interruption insurance), and furnish the Agent satisfactory evidence thereof promptly upon request. In determining compliance with the provisions of this Section, due consideration shall be given to levels of self-insurance usually carried by owners of similar businesses and properties in the same general areas in which the Borrower, its Subsidiaries and the Guarantors operate. The insurance required by this Section may not be canceled, reduced or affected in any material manner without thirty (30) days' prior written notice to the Agent (and the certificates of insurance provided to the Agent shall so state).

         7.8 Notice of Certain Matters. Give the Agent prompt written notice of the following:

         (a) the issuance by any court or governmental agency or authority of any injunction, order or other restraint prohibiting, or having the effect of prohibiting, the performance of this Agreement, any other Loan Document, or the making of the Loans or the initiation of any litigation, or any claim or controversy probable of assertion which might result in the initiation of any litigation, seeking any such injunction, order or other restraint;

         (b) the filing or commencement of any action, suit or proceeding, whether at law or in equity or by or before any court or any Federal, state, municipal or other governmental agency or authority which may reasonably be expected to have a Material Adverse Effect;

         (c) any Event of Default or Default, specifying the nature and extent thereof and the action (if any) which is proposed to be taken with the respect thereto; and

         (d) any development in the business or affairs of the Borrower, any of its Subsidiaries or either of the Guarantors which has resulted in or which could reasonably be expected to have a Material Adverse Effect.

The Borrower will also notify the Agent in writing at least 30 days prior to the date that any Party changes its name or the location of its chief executive office or principal place of business or the place where it keeps its books and records.

         7.9 Capital Adequacy. Agrees that if any Bank shall have determined that the adoption after the Effective Date of any applicable law, rule, regulation or treaty regarding capital adequacy, or any change therein after the Effective Date, or any change in the interpretation or administration thereof after the Effective Date by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank with any request or directive after the Effective Date regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency has or would have the effect of reducing the rate of return on such Bank's capital as a consequence of its obligations hereunder, under the Letters of Credit, under the Notes or under other Obligations held by it to a level below that which such Bank could have achieved but for such adoption, change or compliance (taking into consideration such Bank's policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, upon satisfaction of the conditions precedent set forth in this Section 7.9, upon demand by such Bank (with a copy to the Agent), the Borrower (subject to Section 11.7 hereof) shall pay to such Bank such additional amount or amounts as will compensate such Bank for such reduction. The certificate of any Bank setting forth such amount or amounts as shall be necessary to compensate it and the basis thereof shall be delivered as soon as practicable to the Borrower and shall be conclusive and binding, absent manifest error. The Borrower shall pay the amount shown as due on any such certificate within five (5) Business Days after the delivery of such certificate. In preparing such certificate, a Bank may employ such assumptions and allocations of costs and expenses as it shall in good faith deem reasonable and may use any reasonable averaging and attribution method. The Borrower shall not be obligated to compensate any Bank pursuant to this Section for any amounts attributable to a period more than ninety (90) days prior to the giving of notice by such Bank to the Borrower of its intention to seek compensation under this Section.

         7.10 ERISA Information and Compliance. Promptly furnish to the Agent (i) immediately upon receipt, a copy of any notice of complete or partial withdrawal liability under Title IV of ERISA and any notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Plan, (ii) if requested by the Agent, promptly after the filing thereof with the United States Secretary of Labor or the PBGC or the Internal Revenue Service, copies of each annual and other report with respect to each Plan or any trust created thereunder, (iii) immediately upon becoming aware of the occurrence of any "reportable event," as such term is defined in Section 4043 of ERISA, for which the disclosure requirements of Regulation Section 2615.3 promulgated by the PBGC have not been waived, or of any "prohibited transaction," as such term is defined in Section 4975 of the Code (except for "prohibited transactions" effected by a statutory or administrative exemption), in connection with any Plan or any trust created thereunder, a written notice signed by the President or the principal financial officer of the Borrower or the applicable member of the Controlled Group specifying the nature thereof, what action the Borrower or the applicable member of the Controlled Group is taking or proposes to take with respect thereto, and, when known, any action taken by the PBGC, the Internal Revenue Service or the Department of Labor with respect thereto, (iv) promptly after the filing or receiving thereof by the Borrower or any member of the Controlled Group of any notice of the institution of any proceedings or other actions which may result in the termination of any Plan, and (v) each request for waiver of the funding standards or extension of the amortization periods required by Sections 303 and 304 of ERISA or Section 412 of the Code promptly after the request is submitted by the Borrower or any member of the Controlled Group to the Secretary of the Treasury, the Department of Labor or the Internal Revenue Service, as the case may be. The Borrower covenants that it shall and shall cause each member of the Controlled Group to (1) make contributions to each Plan in a timely manner and in an amount sufficient to comply with its contribution obligations under such Plan and the minimum funding standards requirements of ERISA; (2) prepare and file in a timely manner all notices and reports required under the terms of ERISA including but not limited to annual reports; and (3) pay in a timely manner all required PBGC premiums.

8.       Negative Covenants.

         The Borrower covenants and agrees with the Agent and the Banks that prior to the termination of this Agreement it will not, and will not suffer or permit any of its Subsidiaries or either of the Guarantors to, do any of the following:

         8.1 Indebtedness. Create, incur, suffer or permit to exist, or assume or guarantee, directly or indirectly, or become or remain liable with respect to any Indebtedness which constitutes Borrowed Money Indebtedness, whether direct, indirect, absolute, contingent or otherwise, except (subject to Section 7.3 hereof) the following:

                 (a) Borrowed Money Indebtedness of the Borrower and its Subsidiaries outstanding on the Effective Date and described on Exhibit H hereto or disclosed to the Agent in the financial statements delivered on or prior to the Effective Date pursuant to Section 7.2 hereof;

                 (b) Borrowed Money Indebtedness evidenced by the Notes (including contingent liabilities under the Guaranties);

                 (c) Borrowed Money Indebtedness evidenced by the M-I Drilling Facility (including contingent liabilities of the Borrower with respect thereto);

                 (d) Borrowed Money Indebtedness evidenced by the 1994 Note Purchase Agreements in an aggregate principal amount not to exceed $40,000,000 (including contingent liabilities of the Guarantors with respect thereto);





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
                 (e) Borrowed Money Indebtedness of any Subsidiary owing to the Borrower or another wholly-owned Subsidiary and Borrowed Money Indebtedness of Borrower owing to any Subsidiary,provided such Borrowed Money Indebtedness is expressly subordinated, in a manner reasonably acceptable to the Agent, to the payment in full of all Obligations of Borrower under the Loan Documents;

                 (f) contingent liability, not to exceed $20,000,000 in the aggregate, incurred by the Borrower with respect to performance letters of credit and bid and performance bonds required by M-I in the ordinary course of M-I's business, and

                 (g) other Borrowed Money Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount at any one time outstanding up to but not exceeding $10,000,000, provided that the aggregate principal amount of Borrowed Money Indebtedness of the Subsidiaries of the Borrower (exclusive of Borrowed Money Indebtedness permitted under clauses (a) through (e) above) shall not exceed $5,000,000 in the aggregate at any one time outstanding and provided further that all Borrowed Money Indebtedness incurred by the Borrower or by any U.S. Subsidiary of Borrower shall take the form of purchase money indebtedness or Capital Lease Obligations.

         8.2 Liens. Create or suffer to exist any Lien upon any of its Property now owned or hereafter acquired, or acquire any Property upon any conditional sale or other title retention device or arrangement or any purchase money security agreement; or in any manner directly or indirectly sell, assign, pledge or otherwise transfer any of its Accounts or General Intangibles; provided, however, that the Borrower, any of its Subsidiaries or either of the Guarantors may create or suffer to exist: (a) artisans' or mechanics' Liens arising in the ordinary course of business, and Liens for taxes, but only to the extent that payment thereof shall not at the time be due or if due, the payment thereof is being diligently contested in good faith and adequate reserves, if required by GAAP, have been set aside therefor; (b) Liens in effect on the Effective Date and described on Exhibit I hereto or disclosed to the Agent in the financial statements delivered on or prior to the Effective Date pursuant to Section 7.2 hereof, provided that neither the Indebtedness secured thereby nor the Property covered thereby shall increase after the Effective Date without the prior written consent of the Majority Banks; (c) normal encumbrances and restrictions on title which do not secure Borrowed Money Indebtedness and which do not have a Material Adverse Effect; (d) Liens in favor of the Agent or any Bank under the Loan Documents; (e) Liens incurred or deposits made in the ordinary course of business (i) in connection with workmen's compensation, unemployment insurance, social security and other like laws, or (ii) to secure insurance in the ordinary course of business, the performance of bids, tenders, contracts, leases, licenses, statutory obligations, surety, appeal and performance bonds and other similar obligations incurred in the ordinary course of business, not, in any of the cases specified in this clause (ii), incurred in connection with the borrowing of money, the obtaining of advances or the payment of the deferred purchase price of Property; (f) attachments, judgments and other similar Liens arising in connection with the court proceedings, provided that the execution and enforcement of such Liens are effectively stayed and the claims secured thereby are being actively contested in good faith with adequate reserves made therefor in accordance with GAAP; (g) Liens imposed by law, such as carriers', warehousemen's, mechanics', materialmen's and vendors' liens, incurred in good faith in the ordinary course of business and securing obligations which are not yet due or which are being contested in good faith by appropriate proceedings if adequate reserves with respect thereto are maintained in accordance with GAAP; (h) zoning restrictions, easements, licenses, reservations, provisions, covenants, conditions, waivers, and restrictions on the use of Property, and which do not in any case singly or in the aggregate materially impair the present use or value of the Property subject to any such restriction or materially interfere with the ordinary conduct of the business of the Borrower, any of its Subsidiaries or the Guarantor; (i) Liens securing the Indebtedness incurred by non-U.S. Subsidiaries of the Borrower permitted under Section 8.1(g) covering Property owned by the applicable non-U.S. Subsidiaries of the Borrower, and (j) extensions, renewals and replacements of Liens referred to in paragraphs (a) through (i) of this Section; provided that any such extension, renewal or replacement Lien shall be limited to the Property or assets covered by the Lien extended, renewed or replaced and that the Indebtedness secured by any such extension, renewal or replacement Lien shall be in an amount not greater than the amount of the Indebtedness secured by the Lien extended, renewed or replaced.

         8.3 Contingent Liabilities. Directly or indirectly guarantee the performance or payment of, or purchase or agree to purchase, or assume or contingently agree to become or be secondarily liable in respect of, any obligation or liability of any other Person except for (a) the endorsement of checks or other negotiable instruments in the ordinary course of business; (b) obligations disclosed to the Agent in the financial statements delivered on or prior to the Effective Date pursuant to Section 7.2 hereof (but not increases of such obligations after the Effective Date), and (c) those liabilities permitted under Section 8.1 hereof.

         8.4 Mergers, Consolidations and Dispositions of Assets. In any single transaction or series of transactions, directly or indirectly: (a) liquidate or dissolve (provided that such restriction shall not apply to Subsidiaries of the Borrower which are not Material Subsidiaries); (b) be a party to any merger or consolidation unless and so long as (i) no Default or Event of Default has occurred that is then continuing, (ii) immediately thereafter and giving effect thereto, no event will occur and be continuing which constitutes a Default, (iii) the Borrower or the applicable Subsidiary of the Borrower is the surviving Person; (iv) the surviving Person ratifies and assumes each Loan Document to which any party to such merger was a party, and
(v) the Agent is given at least 30 days' prior notice of such merger or consolidation; (c) sell, convey or lease all or any substantial part of its assets, except for sales in the ordinary course of business and except for disposal of obsolete equipment in the ordinary course of business, or (d) transfer or otherwise dispose of any shares of capital stock or other indicia of equity interests of any Material Subsidiary of the Borrower (including without limitation any of the capital stock of Smith International Acquisition Corp., a Delaware corporation, and any partnership interest in M-I) or any Indebtedness of a Material Subsidiary of the Borrower, or permit any such Material Subsidiary to issue any additional shares of capital stock or other indicia of equity interests other than to the Borrower.

         8.5 Nature of Business. Engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, which would then be engaged in by the Borrower and its Subsidiaries would be substantially changed from the general nature of the business engaged in by the Borrower and its Subsidiaries (inclusive of M-I) on the Effective Date.

         8.6 Transactions with Related Parties. Enter into any transaction or agreement with any officer, director or holder of any outstanding capital stock of the Borrower, any of its Subsidiaries or either of the Guarantors (or any Affiliate of any such Person) unless the same is upon terms no less favorable than those obtainable from wholly unrelated sources.

         8.7 Investments. Make any Investment, or make any commitment to make any such Investment, except Permitted Investments.

         8.8 Purchase Agreement. Terminate or agree to the termination of any material provision of the Purchase Agreement or amend, modify or obtain or grant a waiver of any provision of the Purchase Agreement if such amendment, modification or waiver could reasonably be expected to have a Material Adverse Effect unless the same shall be consented to in writing by the Majority Banks (the Borrower shall promptly, and in any event within 10 calendar days after its effective date, provide to the Agent a copy of any such amendment or waiver [or a written summary, if such amendment or waiver is not in written form], whether or not the Majority Banks' prior written consent to such amendment or waiver is required).

         8.9 Organizational Documents. Amend, modify, restate or supplement any of its Organizational Documents if such action could reasonably be expected to have a Material Adverse Effect unless such action shall be consented to in writing by the Agent.

         8.10 Subsidiaries. Form, create or acquire a Subsidiary without giving written notice to the Agent promptly thereafter.

         8.11 Notice of Asset Sales. Give any notice regarding the proposed sale of assets under any documents evidencing Borrowed Money Indebtedness if the giving of such notice would permit the holders of any such Borrowed Money Indebtedness to accelerate the maturity of such Borrowed Money Indebtedness or require the Borrower to prepay such Borrowed Money Indebtedness in its entirety.

         8.12 No Restriction on Payment of Dividends. Permit any Subsidiary of the Borrower to enter into any agreement which prohibits or restricts the ability of such Subsidiary to distribute dividends to the Borrower.

         8.13 Operating Leases. Become obligated, as lessee, under any Long-Term Lease if, at the time of entering into such Long-Term Lease and after giving effect thereto, the aggregate present value of all Rentals determined by discounting all such Rentals on an annual basis at a rate equal to 8% per annum payable by the Borrower and its Subsidiaries on a consolidated basis under all Long-Term Leases would exceed 6.25% of the Tangible Net Worth of the Borrower and its Subsidiaries.

9.       Defaults.

         9.1 Events of Default. If any one or more of the following events (herein called "Events of Default") shall occur, then the Agent may (and at the direction of the Majority Banks, shall) do any or all of the following: (1) without notice to the Borrower, declare the Loan Commitments terminated (whereupon the Loan Commitments shall be terminated) and/or accelerate the Termination Date to a date as early as the date of termination of the Loan Commitments; (2) terminate any Letter of Credit allowing for such termination, by sending a notice of termination as provided therein; (3) declare the principal amount then outstanding of and the unpaid accrued interest on the Loans and Reimbursement Obligations and all fees and all other amounts payable hereunder, under the Notes and under the other Loan Documents to be forthwith due and payable, whereupon such amounts shall be and become immediately due and payable, without notice (including, without limitation, notice of acceleration and notice of intent to accelerate), presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower; provided that in the case of the occurrence of an Event of Default with respect to the Borrower, any of its Subsidiaries or either of the Guarantors referred to in clause (f) or (g) of this Section 9.1, the Loan Commitments shall be automatically terminated and the principal amount then outstanding of and unpaid accrued interest on the Loans and the Reimbursement Obligations and all fees and all other amounts payable hereunder, under the Notes and under the other Loan Documents shall be and become automatically and immediately due and payable, without notice (including, without limitation, notice of acceleration and notice of intent to accelerate), presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower, and (4) exercise any or other rights and remedies available to the Agent or any of the Banks under the Loan Documents, at law or in equity:

                 (a) Payments - (i) the Borrower or any other Party shall fail to make any payment or required prepayment of any installment of principal on the Loans or any Reimbursement Obligation payable under the Notes, this Agreement or the other Loan Documents when due and (except in the case of acceleration of maturity) such failure to pay continues unremedied for a period of three days or (ii) the Borrower or any other Party fails to make any payment or required prepayment of interest with respect to the Loans or any Reimbursement Obligation or the payment of any other fee or amount under the Notes, this Agreement or the other Loan Documents when due and (except in the case of acceleration of maturity) such failure to pay continues unremedied for a period of five days; or

                 (b) Other Obligations - the Borrower or any Material Subsidiary or either of the Guarantors shall default in the payment when due of any principal of or interest on any Borrowed Money Indebtedness having an outstanding principal amount of at least

         $2,500,000 (other than the Loans and Reimbursement Obligations) and such default shall continue beyond any applicable period of grace; or any event or condition shall occur which results in the acceleration of the maturity of any such Borrowed Money Indebtedness or enables (or, with the giving of notice or lapse of time or both, would enable) the holder of any such Borrowed Money Indebtedness or any Person acting on such holder's behalf to accelerate the maturity thereof and such event or condition shall not be cured within any applicable period of grace; or

                 (c) Representations and Warranties - any representation or warranty made or deemed made by or on behalf of the Borrower or any other Party in this Agreement or any other Loan Document or in any writing, statement, certificate or data furnished or made by the Borrower or any other Party to the Agent or the Banks in connection herewith or therewith shall prove to have been incorrect, false or misleading in any material respect as of the date thereof or as of the date as of which the facts therein set forth were stated or certified; or

                 (d) Affirmative Covenants - (i) default shall be made in the due observance or performance of any of the covenants or agreements contained in Sections 7.2, 7.3, 7.4, 7.8 or 7.10 hereof,
         (ii) the Borrower shall permit any of the insurance provided for in
         Section 7.7 hereof to lapse or (iii) default is made in the due observance or performance of any of the other covenants and agreements contained in Section 7 hereof or any other affirmative covenant of the Borrower or any other Party contained in this Agreement or any other Loan Document and such default continues unremedied for a period of 30 days after (x) notice thereof is given by the Agent to the Borrower or
         (y) such default otherwise becomes known to the Borrower, whichever is earlier; or

                 (e) Negative Covenants - default is made in the due observance or performance by the Borrower of any of the other covenants or agreements contained in Section 8 of this Agreement or of any other negative covenant of the Borrower or any other Party contained in this Agreement or any other Loan Document; or

                 (f) Involuntary Bankruptcy or Receivership Proceedings - a receiver, conservator, liquidator or trustee of the Borrower or any Material Subsidiary or either of the Guarantors or of any of its Property is appointed by the order or decree of any court or agency or supervisory authority having jurisdiction, and such decree or order remains in effect for more than 60 days; or the Borrower or any Material Subsidiary or either of the Guarantors is adjudicated bankrupt or insolvent; or any of such Person's property is sequestered by court order and such order remains in effect for more than 60 days; or a petition is filed against the Borrower or any Material Subsidiary or either of the Guarantors under any state or federal bankruptcy, reorganization, arrangement, insolvency, readjustment or debt, dissolution, liquidation or receivership law or any jurisdiction, whether now or hereafter in effect, and is not dismissed within 60 days after such filing; or

                 (g) Voluntary Petitions or Consents - the Borrower or any Material Subsidiary or either of the Guarantors commences a voluntary case or other proceeding or order seeking liquidation, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or other relief with respect to itself or its debt or other liabilities under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or consents to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or fails generally to, or cannot, pay its debts generally as they become due or takes any corporate action to authorize or effect any of the foregoing; or

                 (h) Assignments for Benefit of Creditors or Admissions of Insolvency - the Borrower or any Material Subsidiary or either of the Guarantors makes an assignment for the benefit of its creditors, or admits in writing its inability to pay its debts generally as they become due, or consents to the appointment of a receiver, trustee, or liquidator of the Borrower or such Material Subsidiary or such Guarantor or of all or any substantial part of its Property; or

                 (i) Undischarged Judgments - a final judgment or judgments for the payment of money exceeding, in the aggregate, $2,500,000 is rendered by any court or other governmental body against the Borrower or any Material Subsidiary or either of the Guarantors and the Borrower or such Material Subsidiary or such Guarantor does not discharge the same or provide for its discharge in accordance with its terms, or procure a stay of execution thereof within 45 days from the date of entry thereof; or

                 (j) Attachment - the Borrower or any Material Subsidiary or either of the Guarantors shall suffer any writ of attachment or execution or any similar process to be issued or levied against it or any substantial part of its Property which is not released, stayed, bonded or vacated within 30 days after its issue or levy; or

                 (k) Material Adverse Change - any fact or condition should arise which has a Material Adverse Effect; or

                 (l) Concealment - the Borrower or any Material Subsidiary or either of the Guarantors, individually or on a consolidated basis, shall have concealed, removed, or permitted to be concealed or removed, any part of its Property, with intent to hinder, delay or defraud its creditors or any of them, or made or suffered a transfer of any of its Property which may be fraudulent under any bankruptcy, fraudulent conveyance, insolvency or similar law; or shall have made any transfer of its Property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid; or

                 (m) Change of Control - any Change of Control shall occur with respect to the Borrower; or

                 (n) Default under M-I Drilling Facility - a default or an event of default shall occur under the M-I Drilling Facility which is not fully cured or waived within any applicable cure period provided for therein.

         9.2 Right of Setoff. Upon the occurrence and during the continuance of any Event of Default, the Banks each are hereby authorized at any time and from time to time, to the extent permitted by applicable law, without notice to the Borrower or either of the Guarantors (any such notice being expressly waived by the Borrower and each of the Guarantors), to setoff and apply any and all deposits (general or special, time or demand, provisional or final (but excluding the funds held in accounts clearly designated as escrow or trust accounts held by the Borrower or either of the Guarantors for the benefit of Persons which are not wholly-owned Subsidiaries of the Borrower or either of the Guarantors, whether or not such setoff results in any loss of interest or other penalty, and including without limitation all certificates of deposit) at any time held, and any other funds or property at any time held, and other Indebtedness at any time owing by such Bank to or for the credit or the account of the Borrower or either of the Guarantors against any and all of the Obligations irrespective of whether or not such Bank or the Agent will have made any demand under this Agreement, the Notes or any other Loan Document.
The Borrower also hereby grants to each of the Banks a security interest in and hereby transfers, assigns, sets over, and conveys to each of the Banks, as security for payment of all Loans and Reimbursement Obligations, all such deposits, funds or property of the Borrower or either of the Guarantors, or Indebtedness of any Bank to the Borrower or either of the Guarantors. Should the right of any Bank to realize funds in any manner set forth hereinabove be challenged and any application of such funds be reversed, whether by court order or otherwise, the Banks shall make restitution or refund to the Borrower pro rata in accordance with their Loan Commitments. Each Bank agrees to promptly notify the Borrower and the Agent after any such setoff and application, provided that the failure to give such notice will not affect the validity of such setoff and application. The rights of the Agent and the Banks under this Section are in addition to other rights and remedies (including without limitation other rights of setoff) which the Agent or the Banks may have. This Section is subject to the terms and provisions of Sections 4.5 and
11.7 hereof.

         9.3 Collateral Account. The Borrower hereby agrees, in addition to the provisions of Section 9.1 hereof, that upon the occurrence and during the continuance of any Event of Default, it shall, if requested by the Agent or the Majority Banks (through the Agent), pay to the Agent an amount in immediately available funds equal to the then aggregate amount available for drawings under all Letters of Credit issued for the account of the Borrower, which funds shall be held by the Agent as Cover.

         9.4 Preservation of Security for Unmatured Reimbursement Obligations. In the event that, following (i) the occurrence of an Event of Default and the exercise of any rights available to the Agent or any Bank under the Loan Documents, and (ii) payment in full of the principal amount then outstanding of and the accrued interest on the Loans and Reimbursement Obligations and fees and all other amounts payable hereunder and under the Notes and all other amounts secured by the Security Documents, any Letters of Credit shall remain outstanding and undrawn upon, the Agent shall be entitled to hold (and the Borrower hereby grants and conveys to the Agent a security interest in and to) all cash or other property ("Proceeds of Remedies") realized or arising out of the exercise by the Agent of any rights available to it under the Loan Documents, at law or in equity, including, without limitation, the proceeds of any foreclosure, as collateral for the payment of any amounts due or to become due under or in respect of such Letters of Credit. Such Proceeds of Remedies shall be held for the ratable benefit of the Banks. Such Proceeds of Remedies shall constitute "Collateral" for all purposes under the terms and provisions of the Loan Documents, and the rights, titles, benefits, privileges, duties and obligations of Agent with respect thereto shall be governed by the terms and provisions of this Agreement. The Agent may, but shall have no obligation to, invest any such Proceeds of Remedies in such manner as the Agent, in the exercise of its sole discretion, deems appropriate. Such Proceeds of Remedies shall be applied to Reimbursement Obligations arising in respect of any such Letters of Credit and/or the payment of any Bank's obligations under any such Letter of Credit when such Letter of Credit is drawn upon. The Borrower hereby agrees to execute and deliver to the Agent and the Banks such security agreements, pledges or other documents as the Agent or any of the Banks may, from time to time, require to perfect the pledge, Lien and security interest in and to any such Proceeds of Remedies provided for in this Section. Nothing in this Section shall cause or permit an increase in the maximum amount of the Obligations permitted to be outstanding from time to time under this Agreement.

         9.5 Remedies Cumulative. No remedy, right or power conferred upon the Agent or any Bank is intended to be exclusive of any other remedy, right or power given hereunder or now or hereafter existing at law, in equity, or otherwise, and all such remedies, rights and powers shall be cumulative.

10.      The Agent.

         10.1 Appointment, Powers and Immunities. Each Bank hereby irrevocably appoints and authorizes the Agent to act as its agent hereunder, under the Letters of Credit and under the other Loan Documents with such powers as are specifically delegated to the Agent by the terms hereof and thereof, together with such other powers as are reasonably incidental thereto. The Agent (the "Agent" as used in this Section 10 shall include reference to its Affiliates and its own and its Affiliates' respective officers, shareholders, directors, employees and agents) (a) shall not have any duties or responsibilities except those expressly set forth in this Agreement, the Letters of Credit, and the other Loan Documents, and shall not by reason of this Agreement or any other Loan Document be a trustee or fiduciary for any Bank; (b) shall not be responsible to any Bank for any recitals, statements, representations or warranties contained in this Agreement, the Letters of Credit or any other Loan Document, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement, the

Letters of Credit or any other Loan Document, or for the value, validity, effectiveness, genuineness, enforceability, execution, filing, registration, collectibility, recording, perfection, existence or sufficiency of this Agreement, the Letters of Credit, or any other Loan Document or any other document referred to or provided for herein or therein or any property covered thereby or for any failure by any Party or any other Person to perform any of its obligations hereunder or thereunder, and shall not have any duty to inquire into or pass upon any of the foregoing matters; (c) shall not be required to initiate or conduct any litigation or collection proceedings hereunder or under the Letters of Credit or any other Loan Document except to the extent requested by the Majority Banks; (d) shall not be responsible for any mistake of law or fact or any action taken or omitted to be taken by it hereunder or under the Letters or Credit or any other Loan Document or any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, including, without limitation, pursuant to its own negligence, except for its own gross negligence or willful misconduct; (e) shall not be bound by or obliged to recognize any agreement among or between the Borrower and any Bank (other than this Agreement and the other Loan Documents), regardless of whether the Agent has knowledge of the existence of any such agreement or the terms and provisions thereof; (f) shall not be charged with notice or knowledge of any fact or information not herein set out or provided to the Agent in accordance with the terms of this Agreement or any other Loan Document; (g) shall not be responsible for any delay, error, omission or default of any mail, telegraph, cable or wireless agency or operator, and (h) shall not be responsible for the acts or edicts of any Governmental Authority. The Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. Without in any way limiting any of the foregoing, each Bank acknowledges that the Agent shall have no greater responsibility in the operation of the Letters of Credit than is specified in the Uniform Customs and Practice for Documentary Credits (1993 Revision, International Chamber of Commerce Publication No. 500). In any foreclosure proceeding concerning any Collateral, each holder of an Obligation if bidding for its own account or for its own account and the accounts of other Banks is prohibited from including in the amount of its bid an amount to be applied as a credit against the Obligations held by it or the Obligations held by the other Banks; instead, such holder must bid in cash only. However, in any such foreclosure proceeding, the Agent may (but shall not be obligated to) submit a bid for all Banks (including itself) in the form of a credit against the Obligations, and the Agent or its designee may (but shall not be obligated to) accept title to such collateral for and on behalf of all Banks.

         10.2 Reliance. The Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel (which may be counsel for the Borrower), independent accountants and other experts selected by the Agent. The Agent shall not be required in any way to determine the identity or authority of any Person delivering or executing the same. As to any matters not expressly provided for by this Agreement, the Letters of Credit, or any other Loan Document, the Agent shall in all cases be fully protected in acting,





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
or in refraining from acting, hereunder and thereunder in accordance with instructions of the Majority Banks, and any action taken or failure to act pursuant thereto shall be binding on all of the Banks. Pursuant to instructions of the Majority Banks, the Agent shall have the authority to execute releases of the Liens covering any Collateral on behalf of the Banks without the joinder of any Bank. If any order, writ, judgment or decree shall be made or entered by any court affecting the rights, duties and obligations of the Agent under this Agreement or any other Loan Document, then and in any of such events the Agent is authorized, in its sole discretion, to rely upon and comply with such order, writ, judgment or decree which it is advised by legal counsel of its own choosing is binding upon it under the terms of this Agreement, the relevant Loan Document or otherwise; and if the Agent complies with any such order, writ, judgment or decree, then it shall not be liable to any Bank or to any other Person by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

         10.3 Defaults. The Agent shall not be deemed to have knowledge of the occurrence of a Default (other than the non-payment of principal of or interest on Loans or Reimbursement Obligations) unless it has received notice from a Bank or the Borrower specifying such Default and stating that such notice is a "Notice of Default." In the event that the Agent receives such a Notice of Default, the Agent shall give prompt notice thereof to the Banks (and shall give each Bank prompt notice of each such non-payment). The Agent shall (subject to Section 10.7 hereof) take such action with respect to such Notice of Default as shall be directed by the Majority Banks and within its rights under the Loan Documents and at law or in equity, provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, permitted hereby with respect to such Notice of Default as it shall deem advisable in the best interests of the Banks and within its rights under the Loan Documents, at law or in equity.

         10.4 Rights as a Bank. With respect to its Loan Commitments and the Loans made by it and Letter of Credit Liabilities incurred by it, TCB in its capacity as a Bank hereunder shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not acting in its agency capacity, and the term "Bank" or "Banks" shall, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent may (without having to account therefor to any Bank) accept deposits from, lend money to and generally engage in any kind of banking, trust, letter of credit, agency or other business with the Borrower (and any of its Affiliates) as if it were not acting as the Agent, and the Agent may accept fees and other consideration from the Borrower (in addition to the fees heretofore agreed to between the Borrower and the Agent) for services in connection with this Agreement or otherwise without having to account for the same to the Banks.

         10.5 Indemnification. Each Bank agrees to indemnify the Agent and its directors, officers, employees and agents (to the extent not reimbursed under Section 2.2(c), Section 11.3 or Section 11.4 hereof, but without limiting the obligations of the Borrower under said Sections 2.2(c), 11.3 and 11.4), ratably in accordance with the Banks' respective Loan Commitments, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever (INCLUDING BUT NOT LIMITED TO, THE CONSEQUENCES OF THE NEGLIGENCE [BUT NOT THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT] OF THE AGENT) which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement, the Letters of Credit or any other Loan Document or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (excluding, unless a Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, provided that no Bank shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the party to be indemnified. The obligations of the Banks under this Section 10.5 shall survive the termination of this Agreement and the repayment of the Obligations.

         10.6 Non-Reliance on Agent and Other Banks. Each Bank agrees that it has received current financial information with respect to the Borrower and that it has, independently and without reliance on the Agent or any other Bank and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and decision to enter into this Agreement and that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Loan Documents. The Agent shall not be required to keep itself informed as to the performance or observance by any Party of this Agreement, the Letters of Credit or any of the other Loan Documents or any other document referred to or provided for herein or therein or to inspect the properties or books of the Borrower or any Party. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Agent hereunder, under the Letters of Credit or the other Loan Documents, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of the Borrower or any other Party (or any of their affiliates) which may come into the possession of the Agent.

         10.7 Failure to Act. Except for action expressly required of the Agent hereunder, under the Letters of Credit or under the other Loan Documents, the Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction by the Banks of their indemnification obligations under Section
10.5 hereof against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

         10.8 Resignation or Removal of Agent. Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by giving notice thereof to the Banks and the Borrower, and the Agent may be removed at any time with or without cause by the Majority Banks. Upon any such resignation or removal, (i) the Majority Banks without the consent of the Borrower shall have the right to appoint a successor Agent so long as such successor Agent is also a Bank at the time of such appointment and (ii) the Majority Banks shall have the right to appoint a successor Agent that is not a Bank at the time of such appointment so long as the Borrower consents to such appointment (which consent shall not be unreasonably withheld). If no successor Agent shall have been so appointed by the Majority Banks and accepted such appointment within 30 days after the retiring Agent's giving of notice of resignation or the Majority Banks' removal of the retiring Agent, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a bank which has an office in the United States and a combined capital and surplus of at least $50,000,000. Upon appointment of a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder and under any other Loan Documents. Such successor Agent shall promptly specify by notice to the Borrower its Principal Office referred to in Section 3.1 and
Section 4 hereof. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Section 10 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent.

         10.9 No Partnership. Neither the execution and delivery of this Agreement nor any of the other Loan Documents nor any interest the Banks, the Agent or any of them may now or hereafter have in all or any part of the Obligations shall create or be construed as creating a partnership, joint venture or other joint enterprise between the Banks or among the Banks and the Agent. The relationship between the Banks, on the one hand, and the Agent, on the other, is and shall be that of principals and agent only, and nothing in this Agreement or any of the other Loan Documents shall be construed to constitute the Agent as trustee or other fiduciary for any Bank or to impose on the Agent any duty, responsibility or obligation other than those expressly provided for herein and therein.

11.      Miscellaneous.

         11.1 Waiver. No waiver of any Default or Event of Default shall be a waiver of any other Default or Event of Default. No failure on the part of the Agent or any Bank to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege thereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

         11.2 Notices. All notices and other communications provided for herein (including, without limitation, any modifications of, or waivers or consents under, this Agreement) shall be given or made by telegraph, telecopy (confirmed by mail), cable or other writing and telecopied, telegraphed, cabled, mailed or delivered to the intended recipient at the "Address for Notices" specified below its name on the signature pages hereof (or provided for in an Assignment and Acceptance); or, as to any party, at such other address as shall be designated by such party in a notice to the Borrower and the Agent given in accordance with this Section 11.2. Except as otherwise provided in this Agreement, all such notices or communications shall be deemed to have been duly given when (i) transmitted by telecopier, delivered to the telegraph or cable office, (ii) personally delivered (iii) one Business Day after deposit with an overnight mail or delivery service, postage prepaid or (iv) three Business Days' after deposit in a receptacle maintained by the United States Postal Service, postage prepaid, registered or certified mail, return receipt requested, in each case given or addressed as aforesaid.

         11.3 Expenses, Etc. Whether or not any Loan is ever made or any Letter of Credit ever issued, the Borrower shall pay or reimburse on demand (a) the Agent for paying the reasonable fees and reasonable out-of-pocket expenses of legal counsel to the Agent in connection with the preparation, negotiation, execution and delivery of this Agreement (including the exhibits and schedules hereto) and the other Loan Documents and the making of the Loans and the issuance of Letters of Credit hereunder, and any modification, supplement or waiver of any of the terms of this Agreement, the Letters of Credit or any other Loan Document; (b) the Agent for reasonable out-of-pocket expenses incurred in connection with the preparation, documentation, administration and syndication of the Loans or any of the Loan Documents (including, without limitation, the advertising, marketing, printing, publicity, duplicating, mailing and similar expenses) of the Loans and Letter of Credit Liabilities; (c) the Agent or any Bank for paying all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement, any Letter of Credit or any other Loan Document or any other document referred to herein or therein; (d) the Agent or any Bank for paying all costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement, any other Loan Document or any document referred to herein or therein, and (e) any Bank or the Agent for paying all amounts reasonably expended, advanced or incurred by such Bank or Agent upon the occurrence and during the continuance of an Event of Default to satisfy any obligation of the Borrower under this Agreement or any other Loan Document, to protect the Collateral, to collect the Obligations or to enforce, protect, preserve or defend the rights of such Bank or Agent under this Agreement or any other Loan Document, including, without limitation, fees and expenses incurred in connection with such Bank's or Agent's participation as a member of a creditor's committee in a case commenced under the Bankruptcy Code or other similar law, fees and expenses incurred in connection with lifting the automatic stay prescribed in Section 362 of the Bankruptcy Code and fees and expenses incurred in connection with any action pursuant to Section 1129 of the Bankruptcy Code and all other reasonable and customary out-of-pocket expenses incurred by such Bank or Agent in connection with such matters, together with interest thereon at the Past Due Rate on each such amount until the date of reimbursement to such Bank or Agent.

         11.4 Indemnification. The Borrower shall indemnify each of the Agent, the Banks, and each affiliate thereof and their respective directors, officers, employees and agents from, and hold each of them harmless against, any and all losses, liabilities, claims or damages to which any of them may become subject (REGARDLESS OF WHETHER CAUSED IN WHOLE OR IN PART BY THE SIMPLE [BUT NOT GROSS] NEGLIGENCE OF THE PERSON INDEMNIFIED), insofar as such losses, liabilities, claims or damages arise out of or result from any (i) actual or proposed use by the Borrower of the proceeds of any extension of credit (whether a Loan or a Letter of Credit) by any Bank hereunder; (ii) breach by the Borrower of this Agreement or any other Loan Document or the breach by any Party of any Loan Document; (iii) violation by the Borrower or any other Party of any Legal Requirement; (iv) investigation, litigation or other proceeding relating to any of the foregoing, and the Borrower shall reimburse the Agent, each Bank, and each Affiliate thereof and their respective directors, officers, employees and agents, upon demand for any reasonable expenses (including reasonable legal fees) incurred in connection with any such investigation or proceeding, or (v) taxes (excluding income taxes and franchise taxes) payable or ruled payable by any Governmental Authority in respect of the Obligations or any Loan Document, together with interest and penalties, if any; provided, however, that the Borrower shall not have any obligations pursuant to this Section with respect to any losses, liabilities, claims, damages or expenses incurred by the Person seeking indemnification by reason of the gross negligence or willful misconduct of that Person. Nothing in this Section is intended to limit the obligations of the Borrower under any other provision of this Agreement.

         11.5 Amendments, Etc. No amendment or modification of this Agreement, the Notes or any other Loan Document shall in any event be effective against the Borrower unless the same shall be agreed or consented to in writing by the Borrower. No amendment, modification or waiver of any provision of this Agreement, the Notes or any other Loan Document, nor any consent to any departure by the Borrower therefrom, shall in any event be effective against the Banks unless the same shall be agreed or consented to in writing by the Majority Banks, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment, modification, waiver or consent shall, unless in writing and signed by each Bank affected thereby, do any of the following: (a) increase any Loan Commitment of any of the Banks or subject the Banks to any additional obligations; (b) reduce the principal of, or interest on, any Loan, Reimbursement Obligation or fee hereunder; (c) postpone or extend the Maturity Date, the Termination Date, the Loan Availability Period or any scheduled date fixed for any payment of principal of, or interest on, any Loan, any Reimbursement Obligation or any fee hereunder or waive any Event of Default described in Section 9.1(a) hereof; (d) change the percentage of any of the Loan Commitments or of the aggregate unpaid principal amount of any of the Loans and Letter of Credit Liabilities, or the number of Banks, which shall be required for the Banks or any of them to take any action under this Agreement;
(e) change any provision contained in Sections 2.2(c), 7.9, 11.3 or 11.4 hereof or this Section 11.5; (f) increase any of the fixed percentages to be multiplied by the aggregate amounts of the components comprising the Borrowing Base that are described in (i) and (ii) of the definition of Borrowing Base herein, or (g) release the liability of either Guarantor under either Guaranty. Notwithstanding anything in this Section 11.5 to the contrary, no amendment, modification, waiver or consent shall be made with respect to Section 10 without the consent of the Agent to the extent it affects the Agent.

         11.6    Successors and Assigns.

         (a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Agent and the Banks and their respective successors and assigns; provided, however, that the Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of all of the Banks, and any such assignment or transfer without such consent shall be null and void. Each Bank may sell participations to any Person in all or part of any Loan, or all or part of its Notes or Loan Commitments, to another bank or other entity, in which event, without limiting the foregoing, the provisions of the Loan Documents (including, without limitation, the Interest Rate Agreement) shall inure to the benefit of each purchaser of a participation; provided, however, the pro rata treatment of payments, as described in Section
4.2 hereof, shall be determined as if such Bank had not sold such participation. Any Bank that sells one or more participations to any Person shall not be relieved by virtue of such participation from any of its obligations to Borrower under this Agreement relating to the Loans. In the event any Bank shall sell any participation, such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower relating to the Loans, including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement other than amendments, modifications or waivers with respect to (i) any fees payable hereunder to the Banks, (ii) the amount of principal or the rate of interest payable on, or the dates fixed for the scheduled repayment of principal of, the Loans and (iii) the release of the Liens on all or substantially all of the Collateral.

         (b) Each Bank may assign to one or more Banks or any other Person all or a portion of its interests, rights and obligations under this Agreement; provided, however, that (i) the aggregate amount of the Loan Commitments of the assigning Bank subject to each such assignment shall in no event be less than $5,000,000; (ii) other than in the case of an assignment to another Bank (that is, at the time of the assignment, a party hereto) or to an Affiliate of such Bank or to a Federal Reserve Bank, the Agent and the Borrower must each give its prior written consent, which consents shall not be unreasonably withheld;
(iii) each such assignment must be matched by a like assignment between the same parties under the M-I Drilling Facility, and (iv) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance an Assignment and Acceptance in the form of Exhibit D hereto (each an "Assignment and Acceptance") with blanks appropriately completed, together with any Note or Notes subject to such assignment. The parties to such assignment shall also deliver to the Agent a non-refundable assignment fee of $1,000 with respect to each such assignment. Upon such execution, delivery and acceptance, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Bank hereunder and (B) the Bank thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Bank's rights and obligations under this Agreement, such Bank shall cease to be a party hereto).

         (c) By executing and delivering an Assignment and Acceptance, the Bank assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, such Bank assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any of the other Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant thereto; (ii) such Bank assignor makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto;
(iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 6.2 hereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such Bank assignor or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (v) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all obligations that by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Bank.

         (d) The entries in the records of the Agent as to each Assignment and Acceptance delivered to it and the names and addresses of the Banks and the Loan Commitments of, and principal amount of the Loans owing to, each Bank from time to time shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Banks may treat each Person the name of which is recorded in the books and records of the Agent as a Bank hereunder for all purposes of this Agreement and the other Loan Documents.

         (e) Upon the Agent's receipt of an Assignment and Acceptance executed by an assigning Bank and the assignee thereunder, together with the Note subject to such assignment and the written consent to such assignment, the Agent shall, if such Assignment and Acceptance has been completed with blanks appropriately filled, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in its records and (iii) give prompt notice thereof to the Borrower. Within five Business Days after receipt of notice, the Borrower, at its own expense, shall execute and deliver to the Agent in exchange for the surrendered Note a new Note payable to the order of such assignee in an amount equal to the Loan Commitment assumed by it pursuant to such Assignment and Acceptance and, if the assigning Bank has retained a Loan Commitment, a new Note payable to the order of the assigning Bank in an amount equal to the

Loan Commitment retained by it. Such new Note(s) shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Note, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form required under this Agreement.

         (f) Subject to Section 11.15 hereof, any Bank may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 11.6, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Bank by or on behalf of the Borrower.

         11.7 Limitation of Interest. The Borrower and the Banks intend to strictly comply with all applicable federal and Texas laws, including applicable usury laws (or the usury laws of any jurisdiction whose usury laws are deemed to apply to the Notes or any other Loan Documents despite the intention and desire of the parties to apply the usury laws of the State of Texas). Accordingly, the provisions of this Section 11.7 shall govern and control over every other provision of this Agreement or any other Loan Document which conflicts or is inconsistent with this Section, even if such provision declares that it controls. As used in this Section, the term "interest" includes the aggregate of all charges, fees, benefits or other compensation which constitute interest under applicable law, provided that, to the maximum extent permitted by applicable law, (a) any non-principal payment shall be characterized as an expense or as compensation for something other than the use, forbearance or detention of money and not as interest, and (b) all interest at any time contracted for, reserved, charged or received shall be amortized, prorated, allocated and spread, in equal parts during the full term of the Obligations. In no event shall the Borrower or any other Person be obligated to pay, or any Bank have any right or privilege to reserve, receive or retain, (a) any interest in excess of the maximum amount of nonusurious interest permitted under the laws of the State of Texas or the applicable laws (if any) of the United States or of any other state, or (b) total interest in excess of the amount which such Bank could lawfully have contracted for, reserved, received, retained or charged had the interest been calculated for the full term of the Obligations at the Ceiling Rate. On each day, if any, that the interest rate (the "Stated Rate") called for under this Agreement or any other Loan Document exceeds the Ceiling Rate, the rate at which interest shall accrue shall automatically be fixed by operation of this sentence at the Ceiling Rate for that day, and shall remain fixed at the Ceiling Rate for each day thereafter until the total amount of interest accrued equals the total amount of interest which would have accrued if there were no such ceiling rate imposed by this sentence. Thereafter, interest shall accrue at the Stated Rate unless and until the Stated Rate again exceeds the Ceiling Rate, in which case, the provisions of the immediately preceding sentence shall again automatically operate to limit the interest accrual rate to the Ceiling Rate. The daily interest rates to be used in calculating interest at the Ceiling Rate shall be determined by dividing the applicable Ceiling Rate per annum by the number of days in the calendar year for which such calculation is being made. None of the terms and provisions contained in this Agreement or in any other Loan Document (including, without limitation, Section 9.1 hereof) which directly or indirectly relate to interest shall ever be construed without reference to this
Section 11.7, or be construed to create a contract to pay for the use, forbearance or detention of money at an interest rate in excess of the Ceiling Rate. If the term of any Obligation is shortened by reason of acceleration of maturity as a result of any Default or by any other cause, or by reason of any required or permitted prepayment, and if for that (or any other) reason any Bank at any time, including but not limited to, the stated maturity, is owed or receives (and/or has received) interest in excess of interest calculated at the Ceiling Rate, then and in any such event all of any such excess interest shall be canceled automatically as of the date of such acceleration, prepayment or other event which produces the excess, and, if such excess interest has been paid to such Bank, it shall be credited pro tanto against the then-outstanding principal balance of the Borrower's obligations to such Bank, effective as of the date or dates when the event occurs which causes it to be excess interest, until such excess is exhausted or all of such principal has been fully paid and satisfied, whichever occurs first, and any remaining balance of such excess shall be promptly refunded to its payor.

         11.8 Survival. The obligations of the Borrower under Sections 2.2(c), 2.2(d), 7.9, 11.3 and 11.4 hereof and all other obligations of the Borrower in any other Loan Document (to the extent stated therein), and the obligations of the Banks under Section 10.5 and 11.7 hereof, shall survive (for the period provided under any applicable statute of limitations) the repayment of the Loans and Reimbursement Obligations and the termination of the Loan Commitments and the Letters of Credit.

         11.9 Captions. Captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

         11.10 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement and any of the parties hereto may execute this Agreement by signing any such counterpart.

         11.11 Governing Law. THIS AGREEMENT AND (EXCEPT AS THEREIN PROVIDED) THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE APPLICABLE LAWS (OTHER THAN THE CONFLICT OF LAWS RULES) OF THE STATE OF TEXAS AND THE UNITED STATES OF AMERICA FROM TIME TO TIME IN EFFECT.

         11.12 Severability. Whenever possible, each provision of the Loan Documents shall be interpreted in such manner as to be effective and valid under applicable law. If any provision of any Loan Document shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions of such Loan Document shall not be affected or impaired thereby.

         11.13 Tax Forms. With respect to each Bank which is organized under the laws of a jurisdiction outside the United States, on the day of the initial borrowing from each such Bank hereunder and from time to time thereafter if requested by the Borrower or the Agent, such

Bank shall provide the Agent and the Borrower with the forms prescribed by the Internal Revenue Service of the United States certifying as to such Bank's status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to such Bank hereunder or other documents satisfactory to the Bank and the Agent indicating that all payments to be made to such Bank hereunder are subject to such tax at a rate reduced by an applicable tax treaty. Unless the Borrower and the Agent shall have received such forms or such documents indicating that payments hereunder are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Borrower or the Agent shall withhold taxes from such payments at the applicable statutory rate in the case of payments to or for any Bank organized under the laws of a jurisdiction outside the United States.

         11.14 Venue. The Borrower hereby irrevocably (a) agrees that any legal proceeding against the Agent or any Bank arising out of or in connection with the Loan Documents shall be brought in the district courts of Harris County, Texas, or in the United States District Court for the Southern District of Texas, Houston Division (collectively, the "Houston Courts"); (b) submits to the non-exclusive jurisdiction of the Houston Courts; (c) agrees and consents that service of process may be made upon it in any proceeding arising out of the Loan Documents or any transaction contemplated thereby by service of process as provided by Texas law; (d) WAIVES, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of any Loan Document or the transactions contemplated thereby in the Houston Courts; and (e) WAIVES any claim that any such suit, action or proceeding in any Houston Court has been brought in an inconvenient forum. All of the obligations of the Borrower under the Loan Documents are performable in Harris County, Texas. Nothing herein shall affect the right of the Agent or any Bank to commence legal proceedings or otherwise proceed against the Borrower in any jurisdiction or to serve process in any manner permitted by applicable law.

         11.15 Confidential Information. The Agent and each Bank separately agrees that:

         (a) As used herein, the term "Confidential Information" shall mean written information about the Borrower or the transactions contemplated herein furnished by the Borrower to the Agent and/or the Banks which is specifically designated as confidential by the Borrower; Confidential Information, however, shall not include information which (i) was publicly known or available, or otherwise available on a non-confidential basis to any Bank at the time of disclosure from a source other than the Borrower, (ii) subsequently becomes publicly known through no act or omission by such Bank, (iii) otherwise become available on a non-confidential basis to any Bank other than through disclosure by the Borrower, or (iv) has been in the possession of any Bank for a period of more than three (3) years from the date on which such information originally was furnished to such Bank by the Borrower, unless the Borrower shall have requested the Agent and the Banks in writing, at least 30 days prior to the end of such three (3) year period, to maintain the confidentiality of such information for an additional three (3) year period (or for successive three
(3) year periods thereafter); provided that the Borrower





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
shall not unreasonably withhold its consent to a request made after the initial three (3) year period to eliminate information from "Confidential Information."

         (b) The Agent and each Bank agrees that it will take normal and reasonable precautions to maintain the confidentiality of any Confidential Information furnished to such Person; provided, however, that such Person may disclose Confidential Information (i) upon the Borrower's consent; (ii) to its auditors; (iii) when required by any Governmental Requirement; (iv) as may be required or appropriate in any report, statement or testimony submitted to any Governmental Authority having or claiming to have jurisdiction over it; (v) to such Person's and its Subsidiaries' or Affiliates' officers, directors, employees, agents, representatives and professional consultants in connection with this Agreement or administration of the Loans and Letters of Credit; (vi) as may be required or appropriate in connection with any potential transfer by any Bank of any Obligation in accordance with the terms of this Agreement, provided that such Person agrees in writing to be bound by the terms of the confidentiality statement customarily employed by the Agent in connection with such potential transfers; (vii) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation or administrative proceeding; (viii) to any other Bank or any of its Affiliates;
(ix) to the extent reasonably required in connection with the exercise of any remedy hereunder or under the Notes or the Loan Documents; or (x) to correct any false or misleading information which may become public concerning such Person's relationship to the Borrower.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.



                                                SMITH INTERNATIONAL, INC.


                                                By:__________________________
                                                Name:________________________
                                                Title:_______________________

                                                Address for Notices:

                                                16740 Hardy Street
                                                Houston, Texas 77205-0068
                                                Telecopy No.: (713) 233-5259





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
                                                TEXAS COMMERCE BANK NATIONAL
                                                ASSOCIATION, as Agent and
                                                as a Bank


                                                By:____________________________
                                                Name:__________________________
                                                Title:_________________________


                                                Address for Notices:

Loan Commitment:                                712 Main Street
                                                Houston, Texas 77002
$15,294,120                                     Attention:  Manager,
                                                              Manufacturing and
                                                              Oilfield Services
                                                              Group
                                                Telecopy No.:  (713) 216-4227





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
                                                THE BANK OF CALIFORNIA, N.A.


                                                By:__________________________
                                                       Lynn E. Vine,
                                                       Vice President

                                                 Address for Notices:

Loan Commitment:                                 550 S. Hope Street, 5th Floor
                                                 Los Angeles, California  90071
$9,941,176                                       Attention:  Mr. Derek Watson
                                                 Telecopy No.:  (213) 243-3552

                                                 DEN NORSKE BANK AS


                                                 By:___________________________
                                                 Name:_________________________
                                                 Title:________________________



                                                 By:___________________________
                                                 Name:_________________________
                                                 Title:________________________




                                                 Address for Notices:

Loan Commitment:                                 333 Clay, Suite 4890
                                                 Houston, Texas 77002
$9,941,176                                       Attention:  Mr. Haakon Sandborg
                                                 Telecopy No.:  (713) 757-1167


                                                 with a copy to:

                                                 Mr. Phil Kurpiewski
                                                 Den Norske Bank AS
                                                 600 5th Avenue, 16th Floor
                                                 New York, New York  10020
                                                 Telecopy No.: (212) 757-6846





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
                                            FIRST INTERSTATE BANK OF TEXAS, N.A.


                                            By:_________________________________
                                            Name:_______________________________
                                            Title: _____________________________



                                            Address for Notices:

Loan Commitment:                            1000 Louisiana Street
                                            Houston, Texas  77002
$9,941,176                                  Attention:  Mr. Frank Schageman
                                            Telecopy No.:  (713) 250-7029





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
                                               CORESTATES BANK, N.A.


                                               By:______________________________
                                               Name:____________________________
                                               Title:___________________________

                                               Address for Notices:

Loan Commitment:                               5847 San Felipe, Suite 1050
                                               Houston, Texas 77057
$9,941,176                                     Attention:  Mr. Bart Brown
                                               Telecopy No.:  (713) 954-0932


                                               with a copy to:

                                               CoreStates Bank, N.A.
                                               P.O. Box 7618
                                               Philadelphia, Pennsylvania  19101
                                               Attention: Mr. Jim Jackson





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
                                               ARAB BANKING CORPORATION (B.S.C.)


                                               By:_____________________________
                                               Name:___________________________
                                               Title:__________________________

                                               Address for Notices:

Loan Commitment:                               245 Park Avenue
                                               New York, New York  10167
$9,941,176                                     Telecopy No.:  (212) 599-8385


                                               with a copy to:

                                               600 Travis Street, Suite 1900
                                               Houston, Texas 77002
                                               Attention:  Mr. Steve Plauche
                                               Telecopy No.:  (713) 227-6507





                                       63